Exhibit 10.27
Portions of this exhibit have been omitted and were filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 406 of the Securities Act
DEED OF LEASE
BY AND BETWEEN
PRESIDENTS PARK II LLC
AND
XO COMMUNICATIONS, LLC
PRESIDENTS PARK II
13865 Sunrise Valley Drive
Herndon, Virginia 22071

Form Approved: November, 2006	Office

i

DEED OF LEASE
     THIS DEED OF LEASE (this “Lease”) is made as of the 28th day of February, 2007 (the “Date of Lease”), by and between PRESIDENTS PARK II LLC, a Delaware limited liability company (“Landlord”), and XO COMMUNICATIONS, LLC, a Delaware limited liability company.
     Landlord and Tenant, intending legally to be bound, hereby covenant and agree as set forth below.
ARTICLE 1
BASIC LEASE PROVISIONS
     The following terms, when used herein, shall have the meanings set forth below.
     1.1. Premises. For purposes of this Lease, the net rentable square footage of the Premises shall be deemed to be one hundred four thousand eight hundred eighty-three rentable square feet (104,883), comprised of (a) fifty two thousand four hundred fifty two (52,452) rentable square feet (i.e., the entire rentable area) located on the third (3rd) floor of the Building (hereafter defined), and (b) fifty two thousand four hundred thirty one (52,431) rentable square feet (i.e., the entire rentable area) located on the fourth (4th) floor of the Building, as outlined on Exhibit A-1 attached hereto and made a part hereof. Upon written request from Tenant received by Landlord within sixty (60) days after the date of full execution of this Lease by Landlord and Tenant, Landlord shall, at Tenant’s sole cost and expense, arrange to have the Premises remeasured, by a licensed architect selected by Landlord, in accordance with the measurement standard set forth in Section 27.22; provided, however, that in the event Landlord’s remeasurement deviates by three percent (3%) (greater or lesser) of the rentable area set forth in this Section 1.1, then Landlord shall pay the costs and expenses of such remeasurement. In the event such remeasurement materially deviates from the rentable area set forth in this Section 1.1, Landlord and Tenant shall promptly enter into an amendment to this Lease modifying such rentable area of the Premises and the Base Rent set forth in Section 1.7 and, for the purposes of determining Tenant’s Proportionate Share pursuant to Sections 1.10 and 1.11.
     1.2. Building. The building known as Presidents Park II (“Building”), which for purposes of this Lease shall be deemed to contain two hundred one thousand one hundred forty-eight (201,148) rentable square feet, includes all alterations, additions, improvements, restorations or replacements now or hereafter made thereto, and has an address of 13865 Sunrise Valley Drive, Herndon, Virginia 22071.
     1.3. (a) Term. The period from and after the Commencement Date (defined below) and ending on the Expiration Date (defined below) (approximately ten (10) years).
            (b) Renewal Term. Two consecutive five (5) year periods from and after the expiration of the immediately preceding term, subject to Article 28.
     1.4. Commencement Date. The first business day after the date on which all of the following shall have occurred: (a) this Lease shall have been duly executed and delivered by Landlord and Tenant; and (b) Tenant shall have delivered to Landlord written evidence specifying that Tenant is then carrying all insurance required by this Lease to be carried by Tenant. Landlord shall deliver possession of the Premises to Tenant on the Commencement Date, in the condition described in Section 3.3, subject to the causes or factors described in Section 27.16.
     1.5. Rent Commencement Date. December 1, 2007. Notwithstanding the foregoing, provided that no Event of Default then exists, in the event that Tenant Improvements (as defined herein) are not completed by December 1, 2007, and such delay in completion of the Tenant Improvements is caused by Landlord’s negligent or intentional acts or omissions, then the Rent Commencement Date shall be extended one (1) day for each day that the completion of Tenant’s Improvements is delayed by reason of Landlord’s negligent or intentional acts or omissions. Tenant’s occupancy of the Premises (or any portion thereof) prior to the Rent Commencement Date shall not cause the Base Rent or any Additional Rent to be payable prior to the Rent Commencement Date.
     1.6. Expiration Date. November 30, 2017.
     1.7. Base Rent. *** (defined below), *** provided, however, that on the first (1st) day of the second Lease Year, and on the first day of each Lease Year thereafter, the annual Base Rent shall be increased to equal *** the Base Rent payable for the immediately preceding Lease Year.
     1.8. Security Deposit. ***
     1.9. Base Year. Calendar year 2008.
     1.10. Tenant’s Proportionate Share of Operating Expenses. 52.1% of Operating Expenses (which percentage is based upon the Premises containing 104,883 net rentable square feet and the Building containing 201,148 net rentable square feet) (subject to adjustment pursuant to Section 1.1).
     1.11. Tenant’s Proportionate Share of Real Estate Taxes. 52.1% of Real Estate Taxes (which percentage is based upon the Premises containing 104,883 net rentable square feet and the Building containing 201,148 net rentable square feet) (subject to adjustment pursuant to Section 1.1).
     1.12. Parking Permit Allocation. Four hundred sixty (460) parking permits, provided at no expense to Tenant, pursuant to Section 9.1.
     1.13. [Reserved.]
     1.14. Permitted Use. General (non-medical and non-governmental) office and administrative and data center uses, including the installation, maintenance, repair, replacement, and operation of telecommunications services and equipment for Tenant’s business in the areas specifically permitted by this Lease. No other uses shall be permitted. The phrase “non-governmental” as used in this paragraph does not include use by a private contractor providing services to the Government.

1.15.	Broker(s). Landlord’s:	Jones Lang LaSalle Americas, Inc.

	Tenant’s:	Cushman & Wakefield of Virginia, Inc.

1.16.	Landlord’s Address.

c/o Republic Property Trust
13861 Sunrise Valley Drive
Herndon, Virginia 22071
Attn: Diane Ludden

	With a copy to:	c/o Republic Property Trust
13861 Sunrise Valley Drive
Herndon, Virginia 22071
Attn: General Counsel

	And to:	DLA Piper
1200 19th Street, N.W.
Washington, DC 20036
Attention: Jeffrey R. Keitelman, Esq.

1.17.	Tenant’s Address.

	Prior to Commencement Date:	XO Communications
1111 Sunset Hills Road
Reston, Virginia 20190
Attention: General Counsel

	From and after Commencement Date:	XO Communications, LLC
13865 Sunrise Valley Drive, Suite 400
Herndon, Virginia 22071
Attention: General Counsel

	At all times with a copy to:	XO Communications
14811 N. Kierland Blvd., Suite 300
Scottsdale, Arizona 85254
Attention: Lease Contract Administrator
ARTICLE 2
DEFINITIONS
     The following terms, when used herein, shall have the meanings set forth below.
     2.1. Additional Rent. As defined in Section 5.3.
     2.2. Agents. Officers, partners, directors, employees, agents, licensees, customers, contractors, and invitees.

     2.3. Alterations. Alterations, decorations, additions or improvements of any kind or nature to the Premises or the Building, whether structural or non-structural, interior, exterior or otherwise.
     2.4. Building Hours. 7:00 a.m. to 6:00 p.m., Monday through Friday, and 9:00 a.m. to 1:00 p.m. on Saturday, except for legal holidays observed by the federal government.
     2.5. Calendar Year/Day. A “Calendar Year” shall be a period of twelve (12) months commencing on each January 1 during the Term, except that the first Calendar Year shall be that period from and including the Commencement Date through December 31 of that same year, and the last Calendar Year shall be that period from and including January 1 of the Term through the earlier of the Expiration Date or the date of Lease termination. A “Day” shall be a calendar day, unless otherwise expressly specified in this Lease.
     2.6. Common Area. All areas, improvements, facilities and equipment from time to time designated by Landlord for the common use or benefit of Tenant, other tenants of the Building or the Project and their Agents, including, without limitation, roadways, entrances and exits, landscaped areas, open areas, park areas, exterior lighting, service drives, loading areas, pedestrian walkways, sidewalks, atriums, courtyards, concourses, stairs, ramps, washrooms, maintenance and utility rooms and closets, exterior utility lines, hallways, lobbies, elevators and their housing rooms, common window areas, common walls, common ceilings, common trash areas and Parking Facilities.
     2.7. Event of Default. As defined in Article 22.
     2.8. Herein, hereafter, hereunder and hereof. Under this Lease, including, without limitation, all Exhibits and any Riders.
     2.9. Including, includes, including, but not limited to, and/or includes, without limitation. The term “including” and like terms used herein to identify particular items as being related to (or examples of) a descriptive term, phrase or provision shall, unless where expressly indicated to the contrary, be viewed as non-exclusive, and the identification of particular items, or use of such examples, shall not limit any other item or example which fits within the particular descriptive term, phrase or provision.
     2.10. Interest Rate. Per annum interest rate listed as the base rate on corporate loans at large U.S. money center commercial banks as published from time to time under “Money Rates” in the Wall Street Journal plus three percent (3%) but in no event greater than the maximum rate permitted by law. In the event the Wall Street Journal ceases to publish such rates, Landlord shall choose at Landlord’s sole discretion a similar nationally known and recognized publication that publishes such rates.
     2.11. Land. The piece or parcel of land described in Exhibit A-3 and all rights, easements and appurtenances thereunto belonging or pertaining, or such portion thereof as shall be allocated by Landlord to the Building.
     2.12. Landlord’s Work. The alterations to the Premises to be performed by Landlord pursuant to Section 3.3.
     2.13. Lease Year. Each consecutive twelve (12) month period elapsing after (i) the Rent Commencement Date if the Rent Commencement Date occurs on the first day of a month, or (ii) the first day of the month following the Rent Commencement Date if the Rent Commencement Date does not occur on the first day of a month.

     2.14. Mortgage. Any mortgage, deed of trust, security interest, or title retention interest affecting the Building or the Land.
     2.15. Mortgagee. The holder of any note or obligation secured by a mortgage, deed of trust, security interest or title retention interest affecting the Building or the Land, including, without limitation, lessors under ground leases, sale-leasebacks and lease-leasebacks.
     2.16. Operating Expenses. As defined in Section 7.2.
     2.17. Parking Facilities. All parking areas now or hereafter made available by Landlord for use by tenants, including, without limitation, open-air parking, parking decks and parking areas under or within the Building, whether reserved, exclusive, non-exclusive or otherwise.
     2.18. Project. The complex of buildings known as Presidents Park of which the Building is a part.
     2.19. Real Estate Taxes. As defined in Article 8.
     2.20. Rent. Base Rent and Additional Rent.
     2.21. Rules and Regulations. The rules and regulations set forth in Exhibit B attached hereto and made a part hereof, as the same may be amended or supplemented from time to time.
     2.22. [Reserved].
     2.23. Substantial Part. More than fifty percent (50%) of the rentable square feet of the Premises or the Building, as the case may be.
     2.24. Tenant Improvements. As described and referred to in Exhibit A-2.
ARTICLE 3
THE PREMISES
     3.1. Lease of Premises. In consideration of the agreements contained herein, Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, for the Term and upon the terms and conditions hereinafter provided. As an appurtenance to the Premises, Tenant shall have the non-exclusive right, together with other tenants of the Building and the Project and their Agents, to use the Common Area. Landlord shall retain absolute dominion and control over the Common Area and shall operate and maintain the Common Area in a class A manner; provided, however, such exclusive right shall not operate to prohibit Tenant from its use of the Premises for the Permitted Use. Landlord expressly reserves the right permanently to change, model or eliminate, or temporarily to close, any portion of the Common Area, provided such right does not (a) adversely affect Tenant’s business in more than a de minimis manner, (b) does not increase Operating Expenses in more than a de minimis manner, and (c) does not otherwise affect any of the services or conditions Landlord is obligated to provide hereunder in more than a de minimis manner. The Premises are leased subject to, and Tenant agrees not to violate, all present and future covenants, conditions and restrictions of record which affect the Project and Land. Landlord shall use commercially reasonable efforts not to enforce any covenant, condition, or restriction of record in a manner which unreasonably discriminates among similarly situated tenants.

     3.2. Landlord’s Reservations. In addition to the other rights of Landlord under this Lease, and subject to the terms of this Lease, Landlord reserves the right (i) to change the street address and/or name of the Building, (ii) to install, erect, use, maintain and repair mains, pipes, conduits and other such facilities to serve the Building’s tenants in and through the Premises, subject to the reasonable approval of Tenant, (iii) to grant to anyone the exclusive right to conduct any particular business or undertaking in the Building, (iv) to control the use of the roof and exterior ways of the Building for any purpose, and (v) to modify the size and configuration of the Common Area, including the construction of temporary or permanent structures or improvements therein. Landlord, if it elects to exercise all or any of the foregoing rights, shall use commercially reasonable efforts to exercise such rights in a manner that (a) minimizes disruption to Tenant’s business or use or occupancy of the Premises, or (b) does not adversely affect Tenant’s rights under this Lease in more than a de minimis manner.
     3.3. Condition of the Premises. Landlord represents and warrants that, as of the Date of Lease: (i) the then-existing condition of the Premises includes the following elements and items; (ii) all items are functioning and performing to relevant operational and technical specifications; and (iii) all then-current third party warranties are valid and in effect (and Landlord covenants that it shall not take any action or omit to take any action that has the effect of invalidating any such then-current third party warranties):
     (a) Structure: steel frame, 100 pounds per square foot maximum load capacity;
     (b) Exterior: rose-gray precast over steel frame with insulated blue tinted windows and curtainwall;
     (c) Column Spacing: 42 feet x 30 feet;
     (d) Roof: ballasted EDPM, with an existing 10-year warranty;
     (e) Finished Ceiling Height: 10 feet;
     (f) HVAC: central plant in rooftop penthouse with centrifugal chillers, a cooling tower and two (2) air handlers on each floor serving all VAV zones. Trunk ducts and all VAV boxes (exterior and interior at 1/1,000 rentable square feet) are in place with base building, operational and addressable by the direct digital control system. Building HVAC design criteria are:
(A) Heating: to maintain indoor air at 70 +/- 3 degrees Fahrenheit Dry Bulb temperature, 50 percent relative humidity, when outside air temperature is 10 degrees Fahrenheit Dry Bulb;
(B) Cooling: to maintain indoor air at 75 +/- 3 degrees Fahrenheit Dry Bulb temperature, 50 percent relative humidity, when outside air temperature is 95 degrees Fahrenheit Dry Bulb and 78 degrees Fahrenheit Wet Bulb;
     (g) Mechanical system: permits two (2) zones of operation per floor. Medium and low pressure ductwork installed from each floor’s air handling unit to the VA;
     (h) Fresh air provided to each floor through vertical chases at the rate of 20 cubic feet per minute per person consistent with current ASHRAE Guidelines for indoor air quality;
     (i) Electrical System: 6 watts per square foot on floor, 9 watts per square foot in risers available for tenant power. Single electrical service entrance with single pad mounted transformer outside of Building. Electrical riser for Tenant power distribution provided at each floor for 120/208 power services;
     (j) Life Safety: Fire standpipe and base building fire alarm system per building code. Upturned sprinkler heads are provided in accordance with NFPA 13 at a spacing of one head per 225 square feet;
     (k) Wet Columns: Two (2) wet columns per floor for use by Tenant;
     (l) Window Coverings: One-inch (1”) slat venetian blinds and windowsill;
     (m) Energy Management: Automated base building energy management system remotely monitored;
     (n) Elevators: four (4) hydraulic passenger elevators, 175 feet per minute, with 3,500 pound capacity;
     (o) Rest Rooms: two (2) sets of women’s and men’s rooms on each floor;
     (p) ADA Compliance: Meets all current requirements sufficient to obtain a core and shell completion certificate;
     (q) Connectivity/Telephone: Verizon provides fiber service via trunklines located adjacent to the Project. Vertical risers to accommodate T-1 lines or connection to the Internet are provided to each floor of the Building. Telephone cabling is in the Building from the street to a main telephone closet for the Building, and is located on the first (1st) floor of the Building;
     (r) All core walls finished and ready for paint;
     (s) Columns fireproofed and ready for drywall;
     (t) Walls under windows finished and ready for paint;
     (u) Concrete decks in Premises ready for proper installation of flooring;
     (v) Fresh air capacity available to address currently planned conference rooms within the Premises with additional fresh air; and
     (w) Building standard stairwells, mechanical, electric and telecommunications rooms are finished and compliant with building code.
ARTICLE 4
TERM AND ACCESS
     4.1. Term. The Term shall commence on the Commencement Date and expire at midnight on the Expiration Date. If requested by Landlord, Tenant shall within fifteen (15) days of such request sign a declaration acknowledging (i) the Commencement Date and the Expiration Date in the form attached hereto and made a part hereof as Exhibit C-1, and (ii) the Rent Commencement Date in the form attached hereto and made a part hereof as Exhibit C-2. Subject to Landlord’s obligation to deliver the Premises in accordance with conditions stated in Section 3.3, and subject to Latent Defects (as defined below), on the Commencement Date Tenant accepts the Premises in its “AS IS” condition.
     4.2. Access. Tenant shall have access to the Building, the Premises and parking areas twenty-four (24) hours per day, seven (7) days per week (including holidays) (except in the event of an emergency). Landlord shall provide a card key (or similar type of) access system to provide access to the Building at times other than Building Hours.
ARTICLE 5
RENT
     5.1. Base Rent. Tenant shall pay to Landlord the Base Rent as specified in Section 1.7.
     5.2. Payment of Base Rent. Commencing on the Rent Commencement Date, Base Rent for each Lease Year shall be payable in monthly installments, in advance, without setoff, demand, notice, deduction, offset or counterclaim (other than as expressly set forth in Section 22.8), on or before the first day of each and every calendar month during the Term. The first payment of Base Rent shall be due and payable on the Rent Commencement Date. Tenant’s occupancy of the Premises (or any portion thereof) prior to the Rent Commencement Date shall not cause the Base Rent or any Additional Rent to be payable prior to the Rent Commencement Date. If the Rent Commencement Date is a day other than the first (1st) day of a calendar month, the monthly installment of Base Rent for such month shall be prorated for the actual number of days in the month occurring on and after the Rent Commencement Date. Tenant shall pay the Base Rent and all Additional Rent, by check or wire transfer of immediately available federal funds to Landlord’s account in accordance with the instructions attached hereto as Exhibit D, or to such other address or account or in such other manner as Landlord from time to time specifies by written notice to Tenant. Any payment made by Tenant to Landlord on account of Base Rent may be credited by Landlord to the payment of any late charges then due and payable and to any Base Rent or Additional Rent then past due before being credited to Base Rent currently due. Tenant shall not be liable for any Base Rent, Additional Rent, fees or other charges not collected by the rightful owner of the Building, following change in Building ownership, if Tenant is not informed in writing of such change (such notice to include suitable documentation evidencing the change in ownership). Tenant’s occupancy of the Premises (or any portion thereof) prior to the Rent Commencement Date shall not cause the Base Rent or any Additional Rent to be payable prior to the Rent Commencement Date. Notwithstanding the foregoing, however, Tenant shall attorn to such transferee and execute, acknowledge and deliver any document submitted to Tenant confirming such attornment, provided such transferee assumes in writing the obligations of Landlord hereunder which accrue from and after the date of transfer.
     5.3. Additional Rent. Sums payable by Tenant under this Lease, other than Base Rent, shall be deemed Additional Rent, and, unless otherwise set forth herein, shall be payable in the same manner as set forth above for Base Rent.
ARTICLE 6
POST MOVE-OUT INSPECTION
     6.1. [Reserved].

     6.2. Post Move-Out Inspection. Landlord and Tenant shall conduct a “Post Move-Out Inspection” within fifteen (15) days after the Expiration Date or earlier termination of this Lease, but in any event prior to reentry by Landlord for purposes of preparing the Premises for relet. Failure on Tenant’s part to attend the Post Move-Out Inspection, after five (5) days prior written notice to Tenant of the exact date thereof within said fifteen (15) day period, shall be deemed acceptance by Tenant of Landlord’s assessment of the condition of the Premises.
ARTICLE 7
OPERATING EXPENSES
     7.1. Tenant’s Proportionate Shares of Operating Expenses. Commencing on the later of January 1, 2009, or the first (1st) anniversary of the Rent Commencement Date, Tenant shall pay to Landlord for each Calendar Year throughout the Term, as Additional Rent, Tenant’s Proportionate Share of the amount by which the Operating Expenses during such Calendar Year exceed the Operating Expenses during the Base Year. For purposes of determining Operating Expenses, all Operating Expenses shall be “grossed up” as set forth in Section 7.7. In the event that the Rent Commencement Date or the Expiration Date is other than the first day of a Calendar Year then Tenant’s Proportionate Share of Operating Expenses shall be adjusted to reflect the actual period of occupancy during the Calendar Year.
     7.2. Operating Expenses Defined. As used herein, the term “Operating Expenses” shall mean all expenses and costs which Landlord incurs to maintain, manage and operate the Building, subject to Section 7.3. To the extent the Building is part of, or continues to be maintained in conjunction with the Project, Landlord shall have the right (but not the obligation) to provide certain services contemplated herein to the Building in conjunction with one or more buildings in the Project, in which event an appropriate portion of the expenses associated therewith (based on the relative net rentable square footage of all buildings with respect to which such items or services are provided on a common basis) shall be allocated by Landlord to the Building as Operating Expenses hereunder. By way of example, and not of limitation, snow removal costs for the Project shall be allocated on an appropriate basis between all tenantable buildings in the Project which receive the benefit of such snow removal services under a single snow removal contract. In no event will the foregoing gross-up and allocation provisions be construed or implemented in order to allow Landlord to recover from the tenants of the Building or Project (as the case may be) more than the amounts expended by Landlord for the items in question, and such provisions shall be interpreted equitably to ensure that the costs and services which make up the Operating Expenses of the Project are properly allocated among the parties benefiting therefrom. Operating Expenses shall include, without limitation, all expenses, charges and fees incurred by or on behalf of Landlord in connection with the management, operation, ownership, maintenance, servicing, insuring and repair of the Building, including, without limitation, the following: (1) electricity, gas, water, HVAC, sewer and other utility costs, charges and fees (including, without limitation, any tap fees and connection and switching fees) of every type and nature; (2) premiums, deductibles (to the extent reasonable and customary) and other charges for insurance; (3) management fees based on arms-length transactions for similar class buildings in the Herndon, Virginia area (which shall be deemed to be a fee equal to not more than three percent (3%) of the gross revenues of the Building less amounts that would have been received had there been no rental abatements or other concessions) and personnel costs of the Building (including all fringe benefits, workers’ compensation insurance premiums and payroll taxes), but expressly limited to that portion of the Building occupied and used by, and expressly limited to those personnel of, the Landlord engaged in the management and operation of the Building; (4) costs of service, access control and maintenance contracts relating to the Building as a whole; (5) maintenance, repair and replacement expenses and supplies; (6) depreciation/amortization for capital expenditures made by Landlord to reduce operating expenses if Landlord reasonably estimates that the annual reduction in operating expenses shall exceed such depreciation or to comply with legal or insurance requirements (including, without limitation, the Americans with Disabilities Act and environmental laws) that are created or imposed after the date hereof, and which shall be charged to Operating Expenses in annual installments over the useful life of the items for which such costs are incurred (in the case of items required to comply with legal or insurance requirements) or over the period Landlord reasonably estimates that it will take for the savings in operating expenses achieved by such items to equal their costs (in the case of items intended to reduce operating expenses or their rate of increase), and in either case, together with interest, each Calendar Year such costs are charged to Operating Expenses, on the unamortized balance at an interest rate of one percent (1%) in excess of the Prime Rate in effect on January 1 of each calendar year; (7) charges for janitorial and cleaning services and supplies furnished to the Building; (8) any business, professional or occupational license tax payable by Landlord with respect to the Building and any association fees; (9) reasonable reserves for replacements, repairs and contingencies; (10) sales, use and personal property taxes payable in connection with tangible personal property and services purchased for and used in connection with the Building; (11) reasonable third party accounting and audit fees relating to the determination of Operating Expenses (and tenants’ proportionate shares thereof) and the preparation of statements required by tenant leases; (12) expenses incurred in connection with concierge services provided to the Building (if any); (13) the fair market rental value of any management office (of reasonable and customary size) and health/fitness facilities in the Building (to the extent not offset by separate membership or usage fees imposed by Landlord); (14) special assessments, fees, penalties and other charges and costs for transit, transit encouragement traffic reduction programs, or any similar purpose; (15) all costs of operating, maintaining, repairing and replacing equipment in any portion of the Fitness Facility (as defined in Section 18.6), roof deck, function room or other amenity of the Building; and (16) any other expense reasonably incurred in good faith by Landlord in arm’s-length transactions in maintaining, repairing or operating the Building.
     7.3. Exclusions from Operating Expenses. Operating Expenses shall not include the following: (i) Real Estate Taxes; (ii) principal or interest payments on any Mortgages; (iii) leasing commissions or legal fees with respect to the negotiation of any tenant lease; (iv) the costs of special services and utilities separately charged to particular tenants of the Building; (v) ground lease payments; (vi) advertising and promotional expenses directly relating to leasing; (vii) costs for which Landlord can be or will be reimbursed by insurance proceeds, tenants of the Building (other than such tenants’ regular contributions to Operating Expenses) or any other source; (viii) legal fees incurred for collecting rents; (ix) costs directly and solely related to the maintenance and operation of the entity that constitutes the Landlord, such as accounting fees incurred for the purpose of reporting Landlord’s financial condition; (x) costs of repairs, replacements or other work occasioned by fire, windstorm or other casualty, or the exercise by governmental authorities of the right of eminent domain (except a commercially reasonable deductible); (xi) leasing commissions, attorney’s fees, costs, disbursements and other expenses incurred by Landlord or its agents in connection with negotiations for leases with tenants, other occupants or prospective tenants or other occupants of the Building, and similar costs incurred in connection with disputes with and/or enforcement of any leases with tenants, other occupants, or prospective tenants or other occupants of the Building; (xii) “Tenant or tenant allowances,” “Tenant or tenant concessions,” and other costs and expenses (including permit, license and inspection fees) incurred in connection with completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating leased premises for tenants or other occupants of the Building, or vacant, leasable space in the Building, including space planning/interior architecture fees and/or engineering for same; (xiii) costs or expenses (including fines, penalties, legal fees and premium deductibles) incurred due to the negligence or violation (as compared to compliance costs, which are included in Operating Expenses as provided above) by Landlord, its agents, any tenant (other than Tenant) or other occupant of the Building of any terms and conditions of this Lease or of the leases of other tenants in the Building, and/or of any valid applicable laws that would not have been incurred but for such violation by Landlord, its agent, tenant, or other occupant, it being intended that each party shall be responsible for the costs resulting from its violation of such leases and laws; provided that reasonable attorneys fees to enforce rules and regulations for the Building shall be included in Operating Expenses; (xiv) penalties for any late payment by Landlord, including, without limitation, taxes and equipment leases; (xv) compensation paid to clerks, attendants or other persons in commercial concessions (such as a snack bar, restaurant or newsstand, but not including Building amenities such as a fitness center or parking facilities); (xvi) Landlord’s contributions to charitable organizations; (xvii) costs of correcting defects, including any allowances for same, in the construction of the Building; (xviii) costs in connection with services (including electricity), items or other benefits of a material type which are not available to or provided to Tenant without specific charge therefor, but which are provided to another tenant or occupant of the Building, whether or not such other tenant or occupant is specifically charged therefor by Landlord; (xix) costs or expenses for sculpture, paintings or other works of art, including costs incurred with respect to the purchase, ownership, leasing, showing, promotion, securing, repair and/or maintenance of same, other than normal building decorations customary in buildings comparable to the Building; (xx) costs arising from the presence of Hazardous Materials in, about or below the Land or the Building (including any Hazardous Materials brought to, deposited on or disposed of at the Building by Landlord or Landlord’s Agents) (but excluding those Hazardous Materials utilized in connection with the operation, maintenance and repair of the Building in the ordinary course and those brought, deposited or disposed of by Tenant or Tenant’s Agents with respect to its use or occupancy of space in the Building); (xxi) the cost of any capital improvement or other capital expenditure, except as permitted under Section 7.2(6) above; (xxii) costs of providing electricity and other services (including excess HVAC) sold or provided to tenants in the Building (including Tenant) and for which Landlord is entitled to be reimbursed by such tenants as a separate additional charge or rental; (xxiii) costs necessitated by or resulting from the negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors; (xxiv) salaries, expenses, fringe benefits and other compensation paid or provided to employees of Landlord who are not assigned to the operation, management, maintenance or repair of the Building, provided that Operating Expenses shall include Landlord’s reasonable allocation of compensation paid to employees who are assigned part-time to the operation, maintenance, or repair of the Building but in no event shall Operating Expenses include wages, salaries, fringe benefits or other compensation for executive or other personnel above the grade of chief engineer or property/building manager; (xxv) amounts paid to related corporations, entities or persons which are in excess of the usual and customary fair market value of the goods or services involved paid by similar landlords for similar first class office buildings in the Herndon, Virginia area; (xxvi) costs or payments associated with Landlord’s obtaining air rights or other development rights; (xxvii) any expenses for repairs or maintenance which are reimbursable through warranties or services contracts; (xxviii) Landlord’s personal and corporate income, franchise, excess profits and similar taxes on Landlord’s business; (xxix) costs associated with any retail spaces in the Building; (xxx) increased insurance premiums caused by the uses of the Building made by any other tenant or the negligence or willful misconduct of any other tenant; (xxxi) any cost or charge for Landlord’s income taxes, excess profits taxes, or franchise taxes; and (xxxii) the costs of overtime or expenses to Landlord in curing any defects or performing work expressly provided in the Lease to be borne at Landlord’s expense. In addition, in the calculation of any costs or expenses under this Article 7, it is expressly understood that no cost or expense shall be charged more than once.
     7.4. Estimated Payments. Landlord shall submit to Tenant, before the beginning of each Calendar Year, a statement of Landlord’s estimate of the Operating Expenses payable by Tenant during such Calendar Year, not to exceed the Cap on increases provided in Section 7.8. In addition to the Base Rent, Tenant shall pay to Landlord on or before the first day of each month during such Calendar Year an amount equal to one-twelfth (1/12) the estimated Operating Expenses payable by Tenant for such

Calendar Year as set forth in Landlord’s statement. If Landlord fails to give Tenant notice of its estimated payments due under this Section for any Calendar Year, then Tenant shall continue making monthly estimated payments in accordance with the estimate for the previous Calendar Year until a new estimate is provided. If Landlord determines that, because of unexpected increases in Operating Expenses or other reasons, Landlord’s estimate of the Operating Expense was too low, then Landlord shall have the right to give a new statement (up to the Cap) of the estimated Operating Expenses due from Tenant for such Calendar Year or the balance thereof and to bill Tenant for any deficiency which may have accrued during such Calendar Year, and Tenant shall thereafter pay monthly estimated payments based on such new statement.
     7.5. Actual Operating Expenses. Not more than one hundred twenty (120) days after the end of each Calendar Year, Landlord shall submit a statement to Tenant showing the actual Operating Expenses for such Calendar Year (but not any other or prior Calendar Year) and Tenant’s Proportionate Share of the amount by which such Operating Expenses exceed the Operating Expenses during the Base Year. If for the Calendar Year addressed in such statement, Tenant’s estimated monthly payments exceed Tenant’s Proportionate Share of the amount by which the actual Operating Expenses for that Calendar Year exceed the Operating Expenses during the Base Year, then Landlord shall give Tenant a credit in the amount of the overpayment toward Tenant’s next monthly payments of Rent. If for the Calendar Year addressed in the statement, Tenant’s estimated monthly payments are less than Tenant’s Proportionate Share of the amount by which the accrued Operating Expenses for such Calendar Year exceed the Operating Expenses during the Base Year, then Tenant shall pay the total amount of such deficiency to Landlord, not to exceed the Cap on increases provided in Section 7.8, within thirty (30) days after receipt of the statement from Landlord. Landlord’s and Tenant’s obligations with respect to any overpayment or underpayment of Operating Expenses shall survive the expiration or termination of this Lease.
     7.6. Tenant’s Right to Audit. In the event Tenant shall dispute the amount set forth in Landlord’s statement of actual Operating Expenses, Tenant shall have the right to cause Landlord’s books and records with respect to the Calendar Year to which such statement relates to be audited by an independent auditor that is nationally or regionally recognized as being reputable in the field, which auditor shall be hired by Tenant on a non-contingent fee basis. Such audit (i) shall occur upon not less than five (5) days prior written notice to Landlord, at Landlord’s place of business or the actual location of Landlord’s books and records if different from Landlord’s place of business, during Landlord’s normal business hours, and ***. In addition, if such audit shows that amounts paid by Tenant to Landlord on account of such charges exceeded by three percent (3%) or more the amounts to which Landlord was entitled hereunder, then, upon at least five (5) days prior written notice to Landlord (which notice shall be given within sixty (60) days following completion of Tenant’s audit), Tenant may also examine in such manner Landlord’s books and records for the previous three (3) Calendar Years immediately preceding the year for which the applicable audit was conducted, with respect solely to items for which such discrepancy was found. The amounts payable under this Article by Landlord to Tenant or by Tenant to Landlord, as the case may be, shall be appropriately adjusted on the basis of such audit; provided, however, if Landlord disagrees with the results of any audit conducted by Tenant or its auditor under this Section 7.6, then Landlord and Tenant’s auditor shall together select a neutral auditor of similar qualifications to conduct a review of such books and records (the fees of such neutral auditor shall be shared equally by the parties) and the determination reached by such neutral auditor shall be final and conclusive. If any final audit discloses a liability by Landlord to Tenant in excess of three percent (3%) of the payments previously made by Tenant for such Calendar Year, the cost of such audit shall be borne by Landlord and shall not be considered as an Operating Expense for purposes of this Lease; otherwise, the cost of such audit shall be borne by Tenant. Notwithstanding the foregoing, in no event shall Landlord’s cost (such cost not to include any Landlord liability to Tenant disclosed by the audit) for such audit exceed ***.
     7.7. Further Adjustment. In the event (a) any future charges or costs for transit, transit encouragement traffic reductions or any similar purpose become included by Landlord as an Operating Expense, or (b) Landlord shall furnish any utility or service which is included in the definition of Operating Expenses to less than one hundred percent (100%) of the rentable area of the Building because (i) the average occupancy level of the Building for the Base Year and/or any subsequent Calendar Year was not one hundred percent (100%) or more of full occupancy, (ii) any such utility or service is not required by or provided to one or more of the tenants or occupants of the Building, and such tenant(s) is(are) not required to contribute its(their) proportionate share thereof, or (iii) any tenant or occupant is itself obtaining or providing any such utility or services directly, then the Operating Expenses for the Base Year shall be adjusted to include (x) the initial assessment with respect to such transit, transit encouragement traffic reductions or similar charges or costs, and (y) each such Calendar Year (including the Base Year) shall be adjusted to include all additional costs, expenses and disbursements that Landlord reasonably determines would have been incurred had the Building been one hundred percent (100%) occupied during the year in question and such utilities and services provided to all tenants. The intent of this Section 7.7 is to ensure that the reimbursement of all Operating Expenses is fair and equitably allocated among the tenants receiving such utilities and services. In the calculation of Operating Expenses hereunder, no expense shall be charged more than once and in no event shall Landlord recover more than 100% of the Operating Expenses actually incurred by Landlord.
     7.8. Cap on Controllable Operating Expenses. For purposes of determining Tenant’s Proportionate Share of increases in Operating Expenses, the amount by which Controllable Operating Expenses (defined below) (in the aggregate and not on a line-by-line basis) increase during each Calendar Year commencing with Calendar Year 2009 shall not exceed the product of the Controllable Operating Expenses for the immediately preceding Calendar Year multiplied by *** (the “Cap”). For purposes of this Section 7.8 only, “Controllable Operating Expenses” shall be all Operating Expenses less all taxes, utility charges, insurance costs, costs of snow removal, costs incurred to comply with laws and any other charges incurred by reason of the causes or factors described in Section 27.16 (it being the intent that only controllable expenses be capped as set forth herein). Tenant’s Proportionate Share of increases in Operating Expenses shall be calculated after the determination of increases in Controllable Operating Expenses has been made pursuant to this Section 7.8.
ARTICLE 8
TAXES
Commencing on the later of January 1, 2009, or the first (1st) anniversary of the Rent Commencement Date, Tenant shall pay to Landlord throughout the Term, as Additional Rent, Tenant’s Proportionate Share of the amount by which the Real Estate Taxes during each Calendar Year exceed the Real Estate Taxes during the Base Year. In the event that the Commencement Date or the Expiration Date are other than the first day of a Calendar Year, the Tenant’s Proportionate Share of Real Estate Taxes shall be adjusted to reflect the actual period of occupancy during the Calendar Year. “Real Estate Taxes” shall mean all taxes and assessments, including but not limited to, general or special, ordinary or extraordinary, foreseen or unforeseen, assessed, levied or imposed by any governmental authority upon the Building and the Land and upon the fixtures, machinery, equipment or systems in, upon or used in connection with any of the foregoing, and the rental, revenue or receipts derived therefrom (expressly excluding the federal, state or local income taxes of Landlord, as described below), under the current or any future taxation or assessment system or modification of, supplement to, or substitute for such system. Real Estate Taxes also shall include special assessments which are in the nature of or in substitution for real estate taxes, including, without limitation, road improvement assessments, special use area assessments and school district assessments. If at any time the method of taxation prevailing at the Date of Lease shall be altered so that in lieu of, as a substitute for or in addition to the whole or any part of the taxes now levied or assessed, there shall be levied or assessed a tax of whatever nature, then the same shall be included as Real Estate Taxes hereunder. Real Estate Taxes shall not include any tax upon Landlord’s net income or profits, business, professional, occupational and license taxes (BPOL), federal, state or local income taxes, franchise, gift, transfer, excise, capital stock, estate, succession or inheritance taxes. Further, for the purposes of this Article, provided there is a reasonable basis for objecting, Real Estate Taxes shall include the reasonable expenses (including, without limitation, attorneys’ fees) incurred by Landlord in challenging or obtaining or attempting to obtain a reduction of such Real Estate Taxes, regardless of the outcome of such challenge. Notwithstanding the foregoing, Landlord shall have no obligation to challenge Real Estate Taxes. If as a result of any such challenge, a tax refund is made to Landlord, then the amount of such refund less the expenses of the challenge shall be deducted from Real Estate Taxes due in the Lease Year such refund is received. Landlord shall charge Tenant for its Proportionate Share of Real Estate Taxes in accordance with the procedures established under Sections 7.4 and 7.5 for payment of Operating Expenses.
ARTICLE 9
PARKING
     9.1. Parking Permits. During the Term, as the same may be extended, Tenant shall have the right, without charge, to use the Parking Permit Allocation for its employees and Agents. Tenant’s Parking Permit Allocation shall be for unreserved and non-exclusive parking available in the Parking Facilities; provided, however, that from and after the Lease Commencement Date fifteen (15) of the permits allocated to Tenant within its Parking Permit Allocation shall be designated by Landlord for reserved spaces within the Parking Facilities. Tenant shall not overburden the Parking Facilities, and any usage in excess of the Parking Permit Allocation may, at Landlord’s election, be deemed to overburden the Parking Facilities.
     9.2. Changes to Parking Facilities. Landlord shall have the right, from time to time, without Tenant’s consent, to change, alter, add to, temporarily close or otherwise affect the Parking Facilities in such manner as Landlord, in its reasonable discretion, deems appropriate, provided that, Landlord shall provide alternative Parking Facilities for use by Tenant and Tenant’s employees, Agents, business guests and invitees, and Landlord shall use commercially reasonable efforts to minimize disruption to Tenant’s business and to Tenant’s occupancy and use of the Premises and the Building.
ARTICLE 10
USE
Tenant shall occupy the Premises solely for the Permitted Use. The Premises shall not be used for any other purpose without the prior written consent of Landlord. Tenant shall comply, at Tenant’s expense, with (i) all present and future laws, ordinances, regulations and orders of the United States of America, the Commonwealth of Virginia and any other public or quasi-public federal, state or local authority having jurisdiction over the Premises, and (ii) any reasonable requests of Mortgagee or any insurance company providing coverage with respect to the Premises. Tenant shall not use or occupy the Premises in any manner that is unlawful or dangerous or that shall constitute waste, unreasonable annoyance or a nuisance to Landlord or the other tenants of the Project.
ARTICLE 11
ASSIGNMENT AND SUBLETTING
     11.1. Consent. Tenant shall not assign, transfer, mortgage or otherwise encumber this Lease or sublet or rent (or permit a third party to occupy or use) the Premises, or any part thereof, nor shall any assignment or transfer of this Lease or the right of occupancy hereunder be effected by operation of law or otherwise, without the prior written consent of Landlord which shall not be unreasonably withheld, conditioned or delayed. Without limitation, it shall not be unreasonable for Landlord to deny its consent to any proposed assignment or sublease if, at the time Landlord receives Tenant’s Proposal Notice (defined below), (i) an Event of Default is then continuing under this Lease, (ii) the assignee or sublessee is not consistent in kind and character with tenants in other similar office buildings in the Reston/Herndon market, or (iii) the financial condition of any assignee is not reasonably acceptable to Landlord in accordance with Landlord’s standards for prospective tenants and for other tenants in the Building at the time. Tenant must request Landlord’s consent to such assignment or sublease in writing at least thirty (30) days prior to the commencement date of the proposed sublease or assignment, which written request (a “Proposal Notice”) must include (a) the name and address of the proposed assignee or subtenant, (b) the nature and character of the business of the proposed assignee or subtenant, (c) financial information (including financial statements) of the proposed assignee or subtenant, (d) a copy of the proposed sublease or assignment agreement, and (e) the area proposed to be assigned or sublet (the “Proposed Sublet Space”). Tenant shall also provide any additional information Landlord reasonably requests regarding such proposed assignment or subletting. For purposes of the foregoing prohibitions, a transfer at any one time or from time to time of fifty percent (50%) or more of an interest in Tenant (whether stock, partnership interest or other form of ownership or control) by any person(s) or entity(ties) having an interest in ownership or control of Tenant at the Date of Lease shall be deemed to be an assignment of this Lease (unless the relevant entity, or the entity that owns one hundred percent (100%) of such entity, is a publicly traded corporation listed on a national securities exchange, in which case no transfer of interests in such entity shall be deemed an assignment of this Lease). If Landlord consents to a proposed assignment or subletting, the initial Tenant and any Guarantor (if any) shall remain liable under this Lease and the initial Tenant shall pay to Landlord fifty percent (50%) of any amount payable under any sublease (but not an assignment) in excess of rent payable under this Lease, less reasonable out-of-pocket expenses (including tenant improvement allowances, moving allowances and brokerage, architectural and legal fees, but excluding any costs attributable to vacancy periods, “downtime”, or free rent concessions and any other marketing or professional fees) which Tenant reasonably incurred in connection with the procurement of such sublease, whether such excess be in the form of an increased monthly or annual Base Rent, lump sum payment, payment for the sale, transfer or lease of Tenant’s leasehold improvements or any other form of payment having the effect of a “disguised” rental payment (and if the subleased or assigned space does not constitute the entire Premises, the existence of such excess shall be determined on a pro rata basis) or other consideration directly or indirectly received by Tenant from any subtenant or assignee which exceeds the Rent payable under this Lease (but not including any amounts attributable to the value of the entire business taken as a whole in the case of a sale of Tenant’s business), which amount shall be paid by Tenant to Landlord as Additional Rent upon such terms as shall be specified by Landlord and in no event later than ten (10) days after any receipt thereof by Tenant. Tenant shall be entitled to retain all profits that may arise out of an assignment of this Lease. Upon reasonable prior notice (except in the case of emergency), Landlord shall have the right to inspect and audit Tenant’s books and records relating to any sublease or assignment; provided that Landlord agrees to keep all information received by Landlord in connection with such inspection and audit confidential and not disclose any information without written permission of Tenant or court order. Any assignment, encumbrance, or sublease without Landlord’s written consent shall be voidable by Landlord and, at Landlord’s election, constitute an Event of Default hereunder. Notwithstanding the foregoing, the consent of Landlord shall not be required for any assignment of this Lease or the subletting of all or any part of the Premises to any of the following (each, a “Permitted Transferee”): (i) a corporation or other business entity (herein sometimes referred to as a “successor corporation”) into or with which Tenant shall be merged or consolidated, or to which substantially all of the assets of Tenant may be transferred or sold, provided that such successor corporation shall have a net worth and liquidity factor at least equal to the net worth and liquidity factor of Tenant as of the date hereof or otherwise reasonably acceptable to Landlord taking into account the fact that the original Tenant under this Lease is not being released, and provided that the successor corporation shall assume in writing all of the obligations and liabilities of Tenant under this Lease and the proposed use of the Premises is in compliance with the Permitted Use; or (ii) a corporation or other business entity (herein sometimes referred to as a “related corporation”) which shall control, be controlled by or be under common control with Tenant, provided that such related corporation shall assume in writing all of the obligations and liabilities of Tenant under this Lease (without relieving Tenant therefrom) and the proposed use of the Premises is in compliance with the Permitted Use. In the event of any such assignment or subletting, Tenant shall remain fully liable as a primary obligor for the payment of all rent and other charges required hereunder and for the performance of all obligations to be performed by Tenant hereunder. For purposes of clause (ii) above, “control” shall be deemed to be ownership of more than fifty percent (50%) of the stock or other voting interest of the controlled corporation or other business entity. Notwithstanding the foregoing, if Tenant structures one or more assignment or sublease transactions to an entity that meets the definition of a Permitted Transferee as specified above for the purpose of circumventing the restrictions on subleases and assignments provided elsewhere in this Article 11, then such subtenant(s) or assignee(s) shall conclusively be deemed not to be a Permitted Transferee and shall be subject to all such restrictions. No assignment, transfer, encumbrance or subletting (whether or not the consent of Landlord is required therefor) nor the collection or acceptance by Landlord of rent from any assignee, subtenant or occupant shall be construed as a waiver or release of the initial Tenant or any Guarantor (if any) from the terms and conditions of this Lease or relieve Tenant or any subtenant, assignee or other party from obtaining the consent in writing of Landlord to any further assignment, transfer, encumbrance or subletting. Upon the occurrence of a financial Event of Default, Tenant hereby assigns to Landlord the rent and other sums due from any subtenant, assignee or other occupant of the Premises and hereby authorizes and directs each such subtenant, assignee or other occupant to pay such rent or other sums directly to Landlord.
     11.2. Surrender. Notwithstanding the foregoing, in the event of a proposed assignment or subletting for which Landlord’s consent is required pursuant to Section 11.1, if the (a) proposed term with respect to a prospective sublease or assignment is for a period of time longer than seventy-five percent (75%) of the then-remaining Term, or (b) in the case of a prospective sublease, the portion of the Premises to be sublet exceeds (or when aggregated with other space then-being sublet by Tenant will exceed) fifty percent (50%) of the Premises, then Landlord shall have the right, at its option, by giving written notice to Tenant within twenty (20) business days after Landlord’s receipt of Tenant’s Proposal Notice, to terminate this Lease in the event of an assignment as to all of the Premises and, in the event of a sublease, as to the Proposed Sublet Space of the Premises, and to require that all or part, as the case may be, of the Premises be surrendered to Landlord for the balance of the Term.

ARTICLE 12
MAINTENANCE AND REPAIR
     12.1. Landlord’s Obligation. Landlord shall keep and maintain in good repair and working order in accordance with standards for a Class A office building, the Building (including, but not limited to, the basic structural components of the Building, such as the roof, all exterior walls, all load bearing walls, and exterior windows), the Common Area and the equipment within and serving the Premises and the Building (excluding Tenant’s leasehold improvements in the Premises) that are required for the normal maintenance and operation of the Premises and the Building. Except as otherwise stated in this Lease, the cost of such maintenance and repairs to the Building, Project and said equipment shall be included in the Operating Expenses and paid by Tenant as provided in Article 7 herein. Tenant shall immediately give Landlord written notice of any defect or need for repairs. After such notice, Landlord shall have a reasonable opportunity to repair or cure such defect. Landlord’s liability with respect to any defects, repairs, or maintenance for which Landlord is responsible under any of the provisions of this Lease shall be limited to the cost of such repairs or maintenance or the curing of such defect. Except to the extent any such defect is caused by the negligence or willful misconduct of Tenant, Landlord shall repair, at Landlord’s sole cost and expense, any latent defect in any portion of the Building structure or systems (i.e., not been initially constructed or altered in connection with the Tenant Improvements) which the Building’s architect or engineer certifies, in its reasonable professional judgment, is a latent defect (“Latent Defects”). Landlord will provide janitorial service after 5:30 p.m. on Monday through Friday (or, at Landlord’s option, Sunday through Thursday) only (excluding legal holidays observed by the federal government) substantially in accordance with Exhibit F.
     12.2. Tenant’s Obligation. Subject to Article 21 of this Lease, Tenant shall, at its own expense, maintain all of Tenant’s leasehold improvements in the Premises and personal property (excluding any Landlord-owned personal property) within the Premises in good condition, promptly making all necessary repairs and replacements. Tenant shall repair at its expense any and all damage caused by Tenant or Tenant’s Agents to the Building, the Common Area, or the Premises, including equipment within and serving the Building, ordinary wear and tear excepted. Notwithstanding the foregoing, Tenant shall bear the cost of, but shall not itself perform without Landlord’s prior consent, any such repairs which would affect the Building’s structure or mechanical or electrical systems or which would be visible from the exterior of the Building or from any interior Common Area of the Building. Where Landlord performs such repairs, Tenant shall promptly pay to Landlord upon demand for the actual costs incurred in connection therewith plus interest thereon at the Interest Rate from the demand date until paid. Except as set forth in Sections 15.3, 15.4, and 15.6, and as necessary to repair the Sign, without the prior written consent of the Landlord, Tenant shall not have access to the roof of the Building for any purpose whatsoever.
     12.3. Landlord’s Right to Maintain or Repair. If, within five (5) days following notice to Tenant, Tenant fails to commence to repair or replace any damage to the Building (including the Premises) which is Tenant’s obligation to perform, and diligently pursue timely completion of such repair and replacement, Landlord may, at its option, cause all required maintenance, repairs or replacements to be made. Tenant shall promptly pay Landlord all reasonable costs incurred in connection therewith plus interest thereon at the Interest Rate from the due date until paid.

ARTICLE 13
ALTERATIONS
     13.1. Alterations. Except for Alterations (i) that are non-structural, (ii) that are not visible from the exterior of the Building, (iii) that do not affect any building systems, and (iv) that involve an aggregate cost which is less than $100,000 (such Alterations are hereinafter referred to as the “Minor Alterations”), Tenant shall not make or permit any Alterations without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. The term “Alterations” shall not include the Tenant Improvements. Landlord may impose any reasonable conditions to its consent to Tenant’s requested Alterations, including, without limitation, (i) delivery to Landlord of written and unconditional waivers of mechanic’s and material’s liens as to the Premises, the Building and the Land for all work, labor and services to be performed and materials to be furnished, signed by all contractors, subcontractors, materialmen and laborers participating in the Alterations within a reasonable period following completion of the relevant portion of the Alterations, (ii) prior reasonable approval of the plans and specifications and Tenant’s contractor(s) with respect to the Alterations, and (iii) supervision by Landlord’s representative of the Alterations (at no additional cost to Tenant). The Alterations shall conform to the requirements of Landlord’s and Tenant’s insurers and of the Federal, state and local governments having jurisdiction over the Premises, shall be performed in accordance with the terms and provisions of this Lease in a good and workmanlike manner, in accordance with the plans and specifications so approved. If the Alterations are not performed as herein required, Landlord shall have the right, at Landlord’s option, to halt any further Alterations, or to require Tenant to perform the Alterations as herein required or to require Tenant to return the Premises to its condition before such Alterations. Notwithstanding the foregoing, if any mechanic’s or materialmen’s lien is filed against the Premises, the Building or the Land for work done or claimed to have been done for, or materials claimed to have been furnished to or for the benefit of, Tenant, such lien shall be discharged of record by Tenant within ten (10) days after such filing by the payment thereof or the filing of any bond required by law. If Tenant shall fail to discharge any such lien, Landlord may (but shall not be obligated to), following written notice to Tenant, discharge the same, the cost of which shall be paid by Tenant upon demand by Landlord. Such discharge by Landlord shall not be deemed to waive or release the default of Tenant in not discharging the same. Neither Landlord’s consent to the Alterations nor anything contained in this Lease shall be deemed to be the agreement or consent of Landlord to subject Landlord’s interest in the Premises, the Building or the Land to any mechanic’s or materialmen’s liens which may be filed in respect of the Alterations. For any Alteration requiring Landlord’s consent, Tenant shall submit plans, specifications and working drawings to Landlord for Landlord’s approval. Landlord shall review and comment on all initial plans and drawings within twenty (20) business days after receipt of same. If Landlord provides comments to a plan, drawing or cost estimation which shall necessitate changes thereto, then Tenant shall revise same and resubmit the changed plan, drawing or cost estimation to Landlord for review. Landlord shall review or comment on all revised plans and drawings within ten (10) business days after receipt of same (it being understood that Landlord shall be entitled to comment solely on the revised portions of such plan or drawing unless the revisions affect any other portion of the plan or drawing). If Landlord fails to provide comments within the applicable time frame set forth above, then Landlord shall be deemed to have approved the applicable item without comment, but such deemed approval shall not exonerate Tenant from complying with all applicable laws and the provisions of the Lease. In the event any approved plan or specification conflicts with a specific provision of this Lease, this Lease shall be deemed to be amended in keeping with the provision of such approved plan or specification; provided, however, in no event shall any approved plan or specification amend, alter, or revise the obligations of Tenant arising under Articles 10, 12, 15, and 26, and Sections 17.1 and 18.8. Notwithstanding the foregoing, the applicable time frame for Landlord’s review and comment: (i) shall not begin unless and until the applicable plan or drawing or the transmittal letter accompanying such plan or drawing contains the following legend: “MUST BE APPROVED BY LANDLORD WITHIN THE

TIME FRAME SET FORTH IN THE LEASE” on the front page thereof; and (ii) shall be extended for a reasonable period (not to exceed an additional seven (7) business days) if and to the extent any plan or drawing involves a Building structural component or system and requires a third-party consultant to review.
     13.2. Removal of Alterations. Except as otherwise expressly set forth in this Section or in any approved plans or in any Landlord written consent, all Alterations to the Premises or the Building made by either party shall immediately become the property of Landlord and shall remain upon and be surrendered with the Premises as a part thereof at the expiration or earlier termination of the Term; provided, however, that (a) Tenant shall have the right to remove, at its expense, prior to the expiration or earlier termination of the Term, all movable furniture, furnishings, equipment and trade fixtures installed in or brought into the Premises by Tenant, and (b) Tenant shall have the right to remove, but shall not be required to remove, at its expense, all Alterations and other items (including any telecommunications equipment and wiring) in the Premises or the Building; provided, however, that at the expiration or earlier termination of the Term, Tenant shall remove, at Tenant’s sole cost and expense, any Antennae Equipment, the Generator, and the HVAC Equipment (as such terms are defined below), any cables and equipment related to any of the foregoing, and any other equipment of any kind or nature installed by or on behalf of Tenant on the roof of the Building. Tenant, at its expense, shall repair any damage to the Premises or the Building caused by the removal of any Alteration by Tenant. If Tenant fails to remove any Alterations required to be removed by Tenant, then Landlord may (but shall not be obligated to) remove the same and the cost of such removal and repair of any damage caused by the same, together with any and all damages which Landlord may suffer and sustain by reason of the failure of Tenant to remove the same, shall be charged to Tenant and paid upon demand.
     13.3. Landlord Alterations. Except as expressly stated in this Lease, Landlord shall have no obligation to make any Alterations in or to the Premises, the Building, the Common Area, or the Land. Landlord hereby reserves the right, from time to time, to make Alterations to the Building, change the Building dimensions, erect additional stories thereon and attach other buildings and structures thereto, and to erect such scaffolding and other aids to construction as Landlord deems appropriate. If Landlord elects to exercise any of the foregoing rights, Landlord shall use commercially reasonable efforts to (a) minimize the disruption to the Tenant’s business or use or occupancy of the Premises arising from such Alterations, changes, construction or erection, and (b) do so in a way that does not (i) interfere with Tenant’s rights under this Lease in more than a de minimis manner, (ii) adversely affect Tenant’s business in more than a de minimis manner, (iii) increase Operating Expenses in more than a de minimis manner, and (iv) otherwise materially adversely affect any of the services or conditions Landlord is obligated to provide to Tenant hereunder.
ARTICLE 14
SIGNS
     14.1. Except as set forth in Section 14.2 below, no sign, advertisement or notice shall be inscribed, painted, affixed, placed or otherwise displayed by Tenant on any part of the Land or the outside or the inside (including, without limitation, the windows) of the Building or the Premises without Landlord’s consent (which consent may be granted, withheld or conditioned, in Landlord’s sole discretion). Any permitted signs shall be installed and maintained by Landlord at Tenant’s sole expense. All signage shall be in compliance with all applicable laws and ordinances, and all covenants, conditions and restrictions applicable to the Project. If any prohibited sign, advertisement or notice is nevertheless exhibited by Tenant, Landlord shall have the right to remove the same, and Tenant shall pay any and all expenses incurred by Landlord in such removal, together with interest thereon at the Interest Rate, upon demand. Landlord shall have the right to prohibit any sign, advertisement, notice, or statement to the public by Tenant, which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability as a first class office building. Landlord shall, at Landlord’s expense, provide Tenant with building standard suite entry signage and one directory listing for Tenant’s name on the lobby directory board. In the event that Tenant installs any sign on the exterior of the Building, prior to the expiration or termination of the Term of this Lease, Tenant shall, at Tenant’s expense, remove such sign and repair any damage to the Building caused by such removal.
     14.2. Notwithstanding anything in this Article 14 to the contrary, but subject to the terms of this paragraph, Tenant shall have the right, at its sole cost and expense, using the contractor selected by Tenant and approved by Landlord in its commercially reasonable discretion, to affix a backlit sign to the exterior of the Building (the “Sign”) displaying Tenant’s name; provided, however, that (a) the installation and operation of such Sign shall be subject to Tenant obtaining all necessary government, quasi-governmental, lender, community and other permits, approvals and consent (and Tenant shall bear all risk of not obtaining same); (b) the size, materials, color, design, weight, lettering, logo, location, and other aspects of such Sign shall be acceptable to Landlord in its reasonable discretion; (c) such Sign and its installation shall be in accordance with all legal requirements; (d) all costs related to such Sign and its installation (including the cost of obtaining all necessary permits and approvals) shall be paid by Tenant; and (e) a portion of the Tenant’s Allowance may be applied to the costs of the Sign. Landlord hereby consents to the Sign depicted on Exhibit G, as to the initial signage installation by Tenant under this Lease; future changes to the Sign depicted on Exhibit G shall be subject to the provisions of this Section 14.2. Throughout the Term, such Sign shall be maintained in a first-class condition and repair at Tenant’s sole expense. At the expiration or earlier termination of the Term, or at such time, if any, that (i) one (1) full floor or more of the rentable area of the Premises (in the aggregate) has been terminated pursuant to Section 11.2, then Landlord, at Tenant’s expense, shall have the right to immediately remove the Sign on the Building and to restore the area on which the Sign was installed to its condition immediately prior to the installation thereof. Tenant’s rights as set forth in this paragraph are personal to initial Tenant and may not be exercised by or for the benefit of any transferee, sublessee or assignee of Tenant.
ARTICLE 15
TENANTS EQUIPMENT AND PROPERTY, ROOF RIGHTS AND GENERATOR
     15.1. Moving Tenant’s Property. Any and all damage or injury to the Premises or the Building caused by moving the property of Tenant into or out of the Premises, or due to the same being on the Premises, shall be repaired by Landlord, at the expense of Tenant, normal wear and tear excepted. Tenant shall promptly remove from the Common Area any of Tenant’s furniture, equipment or other property therein deposited.
     15.2. Installing and Operating Tenant’s Equipment. Without first obtaining the written consent of Landlord in accordance with Section 13 hereof, Tenant shall not install or operate in the Premises (i) any electrically operated equipment or other machinery, other than standard office equipment that does not require wiring, cooling or other service in excess of Building standards, (ii) any equipment of any kind or nature whatsoever which will require any changes, replacements or additions to, or changes in the use of, any water, heating, plumbing, air conditioning or electrical system of the Premises or the Building, or (iii) any equipment which causes the floor load to exceed the load limits set by Landlord for the Building (which Building load limits are eighty (80) pounds per square foot live load and twenty (20) pounds per square foot dead load). Landlord’s consent to such installation or operation may be conditioned upon the payment by Tenant of additional compensation for any excess consumption of utilities and any additional power, wiring, cooling or other service (as determined in the reasonable discretion of Landlord) that may result from such equipment. Machines and equipment which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein so as to be objectionable to Landlord or any other Building tenant shall be installed and maintained by Tenant, at its expense, on vibration eliminators or other devices sufficient, to eliminate such noise and vibration.
     15.3. Rooftop Antennae Equipment.
     (i) Subject to the satisfaction of all applicable provisions of this Lease and the conditions in this Section, and provided that (a) Tenant complies with all applicable zoning and other applicable rules and regulations, (b) all installation of roof-mounted Antennae Equipment shall be performed by a Firestone Factory Authorized contractor, and (c) such installation, in each instance, has been approved, in writing, by a structural engineer mutually acceptable to Landlord and Tenant, Tenant shall have the license and with all necessary rights thereto, at Tenant’s own cost and expense (but at no additional rental, use or other fee) and subject to the terms of this Lease, to install, operate, maintain, repair, replace and upgrade hubsite antennae, GPS antennae, lightning rods, microwave satellite dishes, and other telecommunications-related equipment for the purposes of sending and/or receiving signals (collectively, the “Antennae Equipment”). The Antennae Equipment may occupy noncontiguous areas on the roof as reasonably necessary to accommodate Tenant’s technical requirements for the Antennae Equipment, such areas to be approved in advance by Landlord in writing, which approval shall not be unreasonably withheld, conditioned, or delayed. Tenant shall be solely responsible for obtaining all necessary permits and licenses required to install and operate the Antennae Equipment. Tenant shall provide copies of all such permits and licenses to Landlord.
     (ii) The sizes, locations, designs and manners of installation of the Antennae Equipment and all related wiring shall be approved by Landlord, such approval not to be unreasonably withheld, delayed or conditioned, taking into account Tenant’s technical operating requirements. Except as roof access is permitted in accordance with Section 18.4, Tenant shall, following written approval of Landlord, have reasonable access to the roof for installation and maintenance of the Antennae Equipment and shall have the right to install all reasonable wiring related thereto, provided that all such access, installation and maintenance shall be under the supervision of Landlord’s designated representative (except for Landlord supervision which must occur after Building Hours, at no cost to Tenant). Tenant shall not be permitted to penetrate the roof membrane in connection with the installation or maintenance of the Antennae Equipment or make any installation that (a) would adversely affect (or in a manner that would adversely affect) any Building systems or the structure of the Building, unless Landlord expressly approves such installation in writing, (b) would invalidate any warranty with respect to the roof or structure of the Building, or (c) would violate any applicable federal, state or local law, rule or regulation. Landlord shall not interfere with the operations of the Antennae Equipment, including the use thereof, nor allow, cause or permit other occupants of the Building to interfere with the Antennae Equipment, including the use thereof. Tenant shall maintain such insurance (in addition to that required by Article 17 of this Lease) as is appropriate with respect to the installation, operation and maintenance of the Antennae Equipment.
     (iii) Tenant represents and warrants that the installation, operation and maintenance of the Antennae Equipment will not (a) cause any damage to the structural portions of the Building, or (b) interfere with or disrupt the use or operation of any other equipment (including antennae) on the roof of the Building. Tenant shall be responsible for repairing any damages or removing any such interference or disruption caused by the Antennae Equipment or the installation, operation or maintenance thereof.

     (iv) Tenant’s installation, operation and maintenance of the Antennae Equipment shall be in accordance with all federal, state and local laws and regulations. At all times during the Term, Tenant shall maintain the Antennae Equipment in clean, good and safe condition, in a manner that avoids interference with or disruption to Landlord and other tenants of the Building.
     (v) Tenant reserves the right to discontinue (on a temporary, intermittent or permanent basis) its use of the Antennae Equipment at any time prior to the termination of this Lease or any renewal or extension thereof for any reason whatsoever. At the expiration or earlier termination of this Lease, or in the event removal is required by any federal, state or local regulatory authority, Tenant shall remove such Antennae Equipment, at Tenant’s sole cost and expense, from the Building and surrender the areas occupied by same in good condition, ordinary wear and tear and unavoidable damage by the elements excepted. If Tenant fails to so remove the Antennae Equipment in accordance with the foregoing, Landlord shall have the right to remove and dispose of such Antennae Equipment, at Tenant’s sole cost and expense, and Landlord shall have no liability therefor.
     (vi) Any language in this Lease other than Section 19.1 notwithstanding, Landlord shall not be liable for, and Tenant shall indemnify, defend and hold Landlord harmless from and against, any and all liability, damages (including but not limited to personal injury, death, or property damages), costs, expenses, and attorneys’ fees incurred by Landlord arising from the Antennae Equipment, including those arising from the installation, use, maintenance and removal thereof, except to the extent caused by the negligence or willful misconduct of Landlord.
     (vii) The Antennae Equipment may be used by Tenant only in the conduct of Tenant’s customary business, and not for resale of any public telecommunications or other service. The license granted under this Section 15.3 is transferable to a full or partial subtenant or assignee permitted pursuant to the provisions of Article 11; provided, however, that no assignee or subtenant shall have any rights pursuant to this Section, combined with any rights maintained by Tenant in the case of a partial sublease, greater than those rights originally conferred upon Tenant.
     15.4. Generator.
     (i) Subject to the satisfaction of all applicable provisions of this Lease and the conditions in this Section, and provided that Tenant complies with all applicable zoning and other applicable rules and regulations, Tenant shall have the license and with all necessary rights thereto, at Tenant’s own cost and expense (but at no additional rental, use or other fee) and subject to the terms of this Lease, to install, operate, maintain, repair, replace and upgrade a UPS generator and corresponding fuel tank (collectively, the “Generator”) in an area on the ground at the Building’s exterior adjacent to the Premises, such area to be approved in advance by Landlord in writing, which approval shall not be unreasonably withheld, conditioned, or delayed. Tenant shall be solely responsible for obtaining all necessary permits and licenses required to install and operate the Generator. Tenant shall provide copies of all such permits and licenses to Landlord.
     (ii) The size, location, design and manner of installation of the Generator and all related wiring shall be approved by Landlord, such approval not to be unreasonably withheld, delayed or conditioned, taking into account Tenant’s technical operating requirements. Tenant shall have the right at all times to access, install and maintain the Generator and shall have the right to install all reasonable wiring related thereto. At all times, Tenant must cause the Generator to be properly screened and enclosed (including all necessary containment fields) and properly vented as approved in advance by Landlord in writing, which approval shall not be unreasonably withheld, conditioned, or delayed. Tenant shall not be permitted to make any installation that (a) would adversely affect (or in a manner that would adversely affect) any building systems or the structure of the Building, unless Landlord expressly approves such installation in writing, (b) would invalidate any warranty with respect to the structure of the Building, or (c) would violate any applicable federal, state or local law, rule or regulation. Landlord shall not interfere with the operations of the Generator, including the use thereof, nor allow, cause, or permit other occupants of the Building to interfere with the Generator, including the use thereof. Tenant shall maintain such insurance (in addition to that required by Article 17 of this Lease) as is appropriate with respect to the installation, operation and maintenance of the Generator.
     (iii) Tenant represents and warrants that the installation, operation and maintenance of the Generator will not (a) cause any damage to the structural portions of the Building, or (b) interfere with or disrupt the use or operation of any other equipment of the Building or of any other tenant. Tenant shall be responsible for repairing any damages or removing any such interference or disruption caused by the Generator or the installation, operation or maintenance thereof.
     (iv) Tenant’s installation, operation and maintenance of the Generator shall be in accordance with all federal, state and local laws and regulations. At all times during the Term, Tenant shall maintain the Generator in clean, good and safe condition, in a manner that avoids interference with or disruption to Landlord and other tenants of the Building.
     (v) Tenant reserves the right to discontinue (on a temporary, intermittent or permanent basis) its use of the Generator at any time prior to the termination of this Lease or any renewal or extension thereof for any reason whatsoever. At the expiration or earlier termination of this Lease, or in the event removal is required by any federal, state or local regulatory authority, Tenant shall remove the Generator, at Tenant’s sole cost and expense, and surrender the area occupied by same in good condition, ordinary wear and tear and unavoidable damage by the elements excepted. If Tenant fails to so remove the Generator in accordance with the foregoing, Landlord shall have the right to remove and dispose of the Generator, at Tenant’s sole cost and expense, and Landlord shall have no liability therefor.
     (vi) Any language in this Lease other than Section 19.1 notwithstanding, Landlord shall not be liable for, and Tenant shall indemnify, defend and hold Landlord harmless from and against, any and all liability, damages (including but not limited to personal injury, death, or property damages), costs, expenses, and attorneys’ fees incurred by Landlord arising from the Generator, including those arising from the installation, use, maintenance and removal thereof, except to the extent caused by the negligence or willful misconduct of Landlord.
     (vii) The Generator may be used by Tenant only to operate its telecommunications, computer, lights and HVAC equipment within the Premises in the event of a power failure. The license granted under this Section 15.4 is transferable to a full or partial subtenant or assignee permitted pursuant to the provisions of Article 11; provided, however, that no assignee or subtenant shall have any rights pursuant to this Section, combined with any rights maintained by Tenant in the case of a partial sublease, greater than those rights originally conferred upon Tenant.
     15.5. Fiber Access and Riser Rights.
     (i) Tenant shall have the non-exclusive right to (1) use the Building’s existing risers, pathways, shafts, raceways, conduits, innerducts, plenums, electrical closets, telephone rooms, ducts, and pipes on or serving the Building, as approved in advance by Landlord in writing, which approval shall not be unreasonably withheld, conditioned, or delayed; (2) use the existing risers, pathways, shafts, raceways, conduits, innerducts, plenums, electrical closets, telephone rooms, ducts, and pipes connecting or serving the Project (including, but not limited to, between Presidents Park I and Presidents Park II), as approved in advance by Landlord in writing, which approval shall not be unreasonably withheld, conditioned, or delayed; and (3) access at the street level of the Building for dual redundant runs of fiber optic cable serving the Premises, as approved in advance by Landlord in writing, which approval shall not be unreasonably withheld, conditioned, or delayed, for the purposes of using the Premises for the Permitted Use, including the provision of telecommunication services to itself and to other tenants and occupants of the Building and the Project.
     (ii) Tenant shall have the non-exclusive right to market the provision and solicit the sale of and to provide, telecommunication services, to the tenants and occupants of the Building and the Project. Landlord represents and warrants that the agreements between Landlord and the occupants of the Building and the Project do not contain any language which would limit, prevent, or restrict such occupants receiving services from Tenant directly from the Premises or which require Tenant or such occupants to incur additional payment obligations to Landlord for the provision of such services costs, and Landlord shall not include any language in any future agreements with the occupants of the Building and the Project which would have any such effect. Landlord acknowledges and agrees that Landlord shall not enforce any such language with respect to the provision of any services by Tenant during the term of this Lease.
     15.6. HVAC Equipment.
     (i) Subject to the satisfaction of all applicable provisions of this Lease and the conditions in this Section, and provided that (a) Tenant complies with all applicable zoning and other applicable rules and regulations, (b) all installation of roof-mounted HVAC Equipment shall be performed by a Firestone Factory Authorized contractor, and (c) such installation, in each instance, has been approved, in writing, by a structural engineer mutually acceptable to Landlord and Tenant, Tenant shall have the license and with all necessary rights thereto, at Tenant’s own cost and expense (but at no additional rental, use or other fee) and subject to the terms of this Lease, to install, operate, maintain, repair, replace, and upgrade one (1) or more HVAC units and ancillary equipment, including, but not limited to, heat rejection condenser or dry cooler units (collectively, the “HVAC Equipment”). The HVAC Equipment may occupy noncontiguous areas on the roof as reasonably necessary to accommodate Tenant’s technical requirements for the HVAC Equipment, such areas to be approved in advance by Landlord in writing, which approval shall not be unreasonably withheld, conditioned, or delayed. Tenant shall be solely responsible for obtaining all necessary permits and licenses required to install and operate the HVAC Equipment. Tenant shall provide copies of all such permits and licenses to Landlord.
     (ii) The sizes, locations, designs and manners of installation of the HVAC Equipment and all related connections, ducting and wiring shall be approved by Landlord, such approval not to be unreasonably withheld, delayed or conditioned, taking into account Tenant’s technical operating requirements. Except as roof access is permitted in accordance with Section 18.4, Tenant shall, following written approval of Landlord, have reasonable access to the roof for installation and maintenance of the HVAC Equipment (and at all times during Business Hours) and shall have the right to install all reasonable connections, ducting and wiring related thereto, provided that all such access, installation and maintenance shall be under the supervision of Landlord’s designated representative (except for Landlord supervision which must occur after Building Hours, at no additional cost to Tenant). Tenant shall not be permitted to penetrate the roof membrane in connection with the installation or maintenance of the HVAC Equipment or make any installation that (a) would adversely affect (or in a manner that would adversely affect) any building systems or the structure of the building, unless Landlord expressly approves such installation in writing, (b) would invalidate any warranty with respect to the roof or structure of the Building, or (c) would violate any applicable federal, state or local law, rule or regulation. Landlord shall not interfere with the operations of the HVAC Equipment, including the use thereof, nor allow, cause or permit other occupants of the Building to interfere with the HVAC Equipment, including the use thereof. Tenant shall maintain such insurance (in addition to that required by Article 17 of this Lease) as is appropriate with respect to the installation, operation and maintenance of the HVAC Equipment.
     (iii) Tenant represents and warrants that the installation, operation and maintenance of the HVAC Equipment will not (a) cause any damage to the structural portions of the Building, or (b) interfere with or disrupt the use or operation of any other equipment (including antennae) on the roof of the Building. Tenant shall be responsible for repairing any damages or removing any such interference or disruption caused by the HVAC Equipment or the installation, operation or maintenance thereof.
     (iv) Tenant’s installation, operation and maintenance of the HVAC Equipment shall be in accordance with all federal, state and local laws and regulations. At all times during the Term, Tenant shall maintain the HVAC Equipment in clean, good and safe condition, in a manner that avoids interference with or disruption to Landlord and other tenants of the Building.
     (v) Tenant reserves the right to discontinue (on a temporary, intermittent or permanent basis) its use of the HVAC Equipment at any time prior to the termination of this Lease or any renewal or extension thereof for any reason whatsoever. At the expiration or earlier termination of this Lease, or in the event removal is required by any federal, state or local regulatory authority, Tenant shall remove such HVAC Equipment, at Tenant’s sole cost and expense, from the Building and surrender the areas occupied by same in good condition, ordinary wear and tear and unavoidable damage by the elements excepted. If Tenant fails to so remove the HVAC Equipment in accordance with the foregoing, Landlord shall have the right to remove and dispose of such HVAC Equipment, at Tenant’s sole cost and expense, and Landlord shall have no liability therefor.
     (vi) Any language in this Lease other than Section 19.1 notwithstanding, Landlord shall not be liable for, and Tenant shall indemnify, defend and hold Landlord harmless from and against, any and all liability, damages (including but not limited to personal injury, death, or property damages), costs, expenses, and attorneys’ fees incurred by Landlord arising from the HVAC Equipment, including those arising from the installation, use, maintenance and removal thereof, except to the extent caused by the negligence or willful misconduct of Landlord.
     (vii) The HVAC Equipment may be used by Tenant only in the conduct of Tenant’s customary business. The license granted under this Section 15.6 is transferable to a full or partial subtenant or assignee permitted pursuant to the provisions of Article 11; provided, however, that no assignee or subtenant shall have any rights pursuant to this Section, combined with any rights maintained by Tenant in the case of a partial sublease, greater than those rights originally conferred upon Tenant.
ARTICLE 16
RIGHT OF ENTRY
     Tenant shall permit Landlord or its Agents, upon twenty-four (24) hour prior written notice and accompanied by a representative of Tenant (in each case, except in the event of an emergency), to enter the Premises, without charge therefor to Landlord and without diminution of Rent, (i) to examine, inspect and protect the Premises and the Building, (ii) to make such alterations and repairs or perform such maintenance which in the reasonable judgment of Landlord may be deemed necessary or desirable, (iii) to exhibit the same to prospective purchasers of the Building or to present or future Mortgagees, or (iv) to exhibit the same to prospective tenants during the last twelve (12) months of the Term. Notwithstanding the foregoing or any other provision of this Lease to the contrary, under no circumstances (except in an emergency) will Landlord or any of its representatives or anyone entering the Premises pursuant to any rights granted to Landlord hereunder, be granted access to, or be permitted to enter any areas designated “technical” by Tenant, without being accompanied by a representative of Tenant (who Tenant shall make available immediately upon request), provided that Landlord shall not be obligated to provide any janitorial services to any such designated areas (and Tenant shall make its own arrangements for janitorial services in respect of such space) unless Tenant cooperates with Landlord in providing reasonable access to such areas and pays all additional costs incurred in connection therewith (including, without limitation, any overtime or additional charges for work not performed at the customary times or in the customary manner). Tenant shall designate any such “technical” areas within the Premises by written notice to Landlord, which notice shall include a copy of the floor plan clearly designating such areas, and Tenant shall clearly mark such areas as “Secured Access Areas” by signs posted within the Premises.
ARTICLE 17
INSURANCE
     17.1. Insurance Rating. Tenant shall not conduct or permit any activity, or place any equipment or material, in or about the Premises, the Building, or the Common Area, which will increase the rate of fire or other insurance on the Building or insurance benefiting any other tenant of the Building; and if any increase in the rate of insurance is stated by any insurance company or by the applicable insurance rating bureau to be due to any activity, equipment or material of Tenant in or about the Premises, the Building or the Common Area, such statement shall be conclusive evidence that the increase in such rate is due to the same and, as a result thereof, Tenant shall pay such increase to Landlord upon demand.
     17.2. Liability Insurance. Tenant shall, at its sole cost and expense, procure and maintain throughout the Term a commercial general liability policy insuring against claims, demands or actions for bodily injury, death, personal injury, and loss or damage to property arising out of or in connection with: (i) occurrences within or in connection with the Premises; (ii) Tenant’s operations in, maintenance and use of the Premises, Building and Common Area, and (iii) Tenant’s liability for such claims assumed under this Lease. Such insurance shall have such combined single limit as reasonably required by Landlord from time to time, but in no event less than Two Million Dollars ($2,000,000.00) per occurrence, on an occurrence basis, and shall be primary over any insurance carried by Landlord with respect to occurrences within the Premises. Endorsements or coverage shall be obtained for cross-liability and contractual liability.
     17.3. Insurance for Personal Property. Tenant shall, at its sole cost and expense, procure and maintain throughout the Term a property insurance policy (written on an “All Risk” basis) insuring all of Tenant’s personal property, including but not limited to equipment, furniture, fixtures, furnishings and leasehold improvements which are the responsibility of Tenant, for not less than the full replacement cost of said property.
     17.4. Requirements of Insurance Coverage. All such insurance required to be carried by Tenant herein shall be with an insurance company licensed to do business in the Commonwealth of Virginia and rated not lower than A-XII in the A.M. Best Rating Guide. Such insurance (i) shall contain an endorsement that such policy shall remain in full force and effect notwithstanding that the insured has released its right of action against any party before the occurrence of a loss; (ii) as to the liability insurance described in Section 17.2, shall name Landlord and, at Landlord’s request, any Mortgagee (if any), as additional insured parties; and (iii) shall provide that the policy shall not be canceled, failed to be renewed or materially amended without at least thirty (30) days’ prior written notice to landlord and, at

Landlord’s request, any Mortgagee (if any). On or before the Commencement Date and, thereafter, not less than thirty (30) days before the expiration date of the insurance policy, Tenant shall deliver to Landlord and, at Landlord’s request, to any Mortgagee (if any), a certificate of insurance, provided it is by its terms permitted to be relied upon by Landlord as evidence that the insurance referred therein is in full force and effect in the limits and with the deductible amounts stated.
     17.5. Waiver of Subrogation. Notwithstanding any other provision of this Lease to the contrary, each party hereby releases the other party hereto from liability for any loss or damage to any building, structure or tangible personal property, or any resulting loss of income, or losses under worker’s compensation laws and benefits, notwithstanding that such loss, damage or liability may arise out of the negligent or intentionally tortuous act or omission of the other party or its Agents, if such loss or damage is covered by insurance benefiting the party suffering such loss or damage or was required to be covered by insurance pursuant to this Lease and would have been covered had the party taken out such required insurance. Each party hereto shall have a waiver of subrogation clause (providing that such waiver of right of recovery against the other party shall not impair the effectiveness of such policy or the insured’s ability to recover) included in its said policies.
     17.6. [Reserved].
     17.7. Landlord’s Insurance. Landlord shall procure and maintain, at its own cost and expense (subject to Section 7.1), and throughout the Term, insurance on the Building, including the Premises, against fire and the risks covered by extended coverage on a replacement cost basis or containing a replacement cost endorsement. Landlord shall maintain a commercial general liability insurance policy, including contractual liability coverage (or with a contractual liability endorsement) on an occurrence basis in amounts not less than Five Million Dollars ($5,000,000) combined single limit per occurrence with respect to bodily injury or death and property damage. Landlord shall also maintain rental value insurance for a loss period of at least one (1) year in an amount equal to the aggregate of all rent and additional rent payable by all tenants in the Building. Such insurance (i) shall contain an endorsement that such policy shall remain in full force and effect notwithstanding that the insured has released its right of action against any party before the occurrence of a loss; (ii) as to the Liability Insurance, shall name Tenant, as an additional insured party; and (iii) shall provide that the policy shall not be canceled, failed to be renewed or materially amended without at least thirty (30) days’ prior written notice to Tenant. On or before the Commencement Date and, thereafter, not less than thirty (30) days before the expiration date of the insurance policy, Landlord shall deliver to Tenant a certificate of insurance, provided it is by its terms permitted to be relied upon by Tenant as evidence that the insurance referred therein is in full force and effect in the limits and with the deductible amounts stated.
ARTICLE 18
LANDLORD SERVICES AND UTILITIES, ACCESS AND SECURITY
     18.1. Ordinary Services to the Premises. Landlord shall furnish to the Premises throughout the Term (i) heating and air conditioning appropriate for the Permitted Use during Building Hours (it being understood that supplemental heating and air conditioning required to serve special use areas contained in the Premises shall be handled in accordance with Section 18.3), (ii) janitorial service five (5) days per week, (iii) regular trash removal from the Premises, (iv) hot and cold water from points of supply, (v) restrooms as required by applicable code, (vi) elevator service, provided that Landlord shall have the right to remove such elevators from service as may be for moving, freight or for servicing or maintaining the elevators or the Building, and (vii) electricity. The cost of all services provided by Landlord hereunder shall be included within Operating Expenses, unless charged directly (and not as a part of Operating Expenses) to Tenant or another tenant of the Building. Landlord agrees to furnish landscaping and grounds maintenance and snow clearing for the areas used in common by the tenants of the Building or the Project. The foregoing services shall be furnished by Landlord and reimbursed by Tenant as part of Operating Expenses; provided, however that, except as expressly stated in Section 22.8 with respect to essential services, Landlord shall be under no responsibility or liability for failure or interruption in such services caused by breakage, accident, strikes, repairs or for any other cause or causes beyond the control of Landlord, nor in any event for any indirect or consequential damages; and failure or omission on the part of Landlord to furnish such service shall not be construed as an eviction of Tenant, nor work an abatement of Rent, nor render Landlord liable in damages, nor release Tenant from prompt fulfillment of any of the covenants under this Lease; provided, however, that if such failure or inability is the result of Landlord’s negligent or willful misconduct, and if Landlord is not proceeding diligently to correct such failure or inability, and if all or substantially all of the Premises is rendered unusable by Tenant for a continuous period of ten (10) consecutive days after Tenant gives Landlord written notice thereof, and if Tenant does not in fact use the Premises during such period, then, so long as no Event of Default exists, Tenant shall be entitled to an abatement of the Base Rent payable hereunder for the period beginning on the day after such ten (10) day period ends and continuing until the earlier of the date Tenant resumes use or occupancy of the Premises or the date use of the Premises is restored to Tenant.
     18.2. After-Hours Services. If Tenant requires or requests that the services to be furnished by Landlord (except Building standard electricity and elevator service) be provided during periods in addition to the period is set forth in Section 18.1, then Tenant shall use its best efforts to notify Landlord (or Landlord’s building manager) requesting such services no later than 2:00 pm of the day (excluding Saturdays, Sundays and holidays) that such services are required, and Tenant shall pay upon demand Landlord’s additional expenses resulting therefrom. The cost shall be Thirty Dollars ($30.00) per hour per half (1/2) floor for after-hours service (which charge includes electricity and HVAC usage charges), subject to periodic escalations to the extent of actual utility cost increases throughout the Term.
     18.3. Other Provisions Regarding Utilities. All telephone service and utility service other than those described in Section 18.1, above, to the extent furnished to the Premises, shall be paid for by Tenant. Landlord shall deliver reasonable evidence of such usage to Tenant and Landlord reserves the right to charge Tenant directly for the incremental cost of such electrical consumption, either through the use of engineering surveys or submeters or other electrical measurement devices installed by Landlord.
     18.4. Access. Landlord shall provide perimeter electronic access control, including, but not limited to major points of ingress and egress to the Building, as well as the passenger elevators. Tenant shall be granted four hundred sixty (460) initial access cards, at no expense to Tenant. All such access cards shall be issued by Landlord to the specific individuals that are designated by Tenant. A maximum of five (5) access cards shall be programmed to enable the designated technical personnel of Tenant to access the roof of the Building (without accompaniment by Landlord’s designated representative) for the purposes of performing its rights, duties, and obligations accruing under Article 15. Tenant shall not permit anyone, except for Tenant’s agents, permitted subtenants and assigns, to enter into the Building at times other than Building Hours. All persons not in the possession of an access card and entering or exiting the Building at times other than Building Hours shall, at Landlord’s discretion, be required to sign in and out.
     18.5. Additional Tenant-Provided Security. Tenant shall have the right, at Tenant’s sole cost and expense to install, operate, maintain, and repair, within the Premises only, pass-card door lock systems and other electronic security systems and combination or cipher locks to interior doors; provided, however, that (i) the same are installed, operated, maintained, and repaired in accordance with all applicable provisions of this Lease, (ii) all such equipment is located within or at the suite entry door to the Premises; and (iii) any such equipment shall not interfere with any Building security system, nor provide security or access control to the Building or to other space within the Building. Notwithstanding anything set forth in this Lease to the contrary (including, without limitation, Sections 18.1 and 18.2 hereof), Landlord shall not be obligated to provide any services or utilities to any secured access area or any areas deemed unserviceable or inaccessible as a result of Tenant’s installation of security equipment, unless Tenant cooperates with Landlord in providing reasonable access to such areas and pays all additional costs incurred in connection therewith (including, without limitation, any overtime or additional charges for work not performed at the customary times or in the customary manner).
     18.6. Fitness Facility. Landlord shall, at no additional cost to Tenant or its employees (other than recovery of Operating Expenses as set forth herein), maintain an unstaffed fitness facility within the Building (the “Fitness Center”), and provide certain rights to use an outside basketball court and tennis court (the “Court Facilities”) constructed on the Land and/or land adjacent to the Building. The Fitness Center and the Court Facilities are sometimes hereinafter collectively referred to as the “Fitness Facility”. Tenant and Tenant’s employees shall have the non-exclusive right to utilize the Fitness Facility during the Fitness Facility’s hours of operation. Use of the Fitness Facility will be limited to tenants (including any permitted assignees and subtenants) of the Building and their employees (and, with respect to the Court Facilities only, the tenants of the two (2) adjacent buildings (i.e., Presidents Park I and Presidents Park III) and their employees), on a non-exclusive basis. Tenant and its employees shall use the Fitness Facility at its own risk and will provide any certifications of waiver of liability as Landlord may request from time to time. Without limiting the generality of the foregoing, each user of the Fitness Facility shall be required to execute and deliver a waiver of liability in the form attached hereto as Exhibit E (or in another similar form provided by and acceptable to Landlord). Notwithstanding anything in this Lease to the contrary, Landlord shall have the right at any time, in its sole and absolute discretion to: (a) cease the operation of all or any portion of the Fitness Facility and thereafter use the Fitness Facility space and equipment for any purpose that Landlord determines; (b) staff the Fitness Facility (or not) and contract or terminate any party hired in connection therewith; (c) modify the size, type, capacity or configuration of the Fitness Facility (it being understood, however, that the Fitness Center shall provide substantially the same services that were provided prior to such reconfiguration); (d) relocate any of the Fitness Facility (including, without limitation, relocating the Fitness Center from the Building to one of the two (2) adjacent buildings); or (e) perform any other reasonable act with respect to the Fitness Facility. In the event that Landlord makes any modification with respect to the Fitness Facility pursuant to the immediately preceding sentence, then costs of such modification shall be included within Operating Expenses if and to the extent permitted thereby. Use of the Fitness Facility shall, in addition to the foregoing provisions, be in accordance with all applicable provisions of this Lease (including, without limitation, the insurance and indemnity provisions) and subject to such reasonable rules and regulations as Landlord may promulgate with respect thereto from time to time. To the extent the Fitness Facility is operated by a third party, Landlord shall use commercially reasonable efforts to replace the operator should operations cease.
     18.7. Equipment Area. Tenant shall install as part of the Tenant’s Improvements, and at Tenant’s sole expense, a submeter to measure the electricity supplied to the area within the Premises that supports Tenant’s local and wide area network equipment (the “Equipment Area”). Tenant shall, at Landlord’s option, either pay to the appropriate utility or reimburse Landlord for the entire cost of such electricity used by the Equipment Area as determined by such submeter at the price per kilowatt hour charged by the utility.
     18.8. ADA Compliance. Landlord at its expense (subject to reimbursement pursuant to Article VII to the extent permitted thereby) shall comply with Title III of the Americans with Disabilities

Act (the “ADA”) to the extent same applies directly to the common areas of the Building and Building as a whole; provided, however, that to the extent any non-compliance is a result of the particular use or occupancy of the Premises, then such compliance shall be at Tenant’s cost. Tenant at its sole cost and expense shall be solely responsible for taking any and all measures which are required to comply with the ADA concerning the Premises (including suite entry doors and related items) and the business conducted therein. Notwithstanding anything in this Article to the contrary, if Landlord causes improvements to be made to the common areas of the Building to comply with the ADA, and such improvements are solely necessary by reason of Tenant’s particular use of the Premises, then Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord in connection with the performance of such improvements. If Tenant is unable to obtain a building permit or occupancy permit because any restrooms or other Common Areas do not meet current ADA and other legal requirements, then Landlord, at Landlord’s sole cost and expense, shall immediately correct any deficiencies and reimburse Tenant for any delays and other costs incurred as a result of such modifications or delays.
ARTICLE 19
LIABILITY OF LANDLORD
     19.1. Limited Liability. Except where due to Landlord or its Agents’ negligence or willful misconduct, and except as otherwise expressly provided in this Lease, Landlord and its Agents shall not be liable to Tenant or its Agents for, and Tenant, for itself and its Agents, does hereby release Landlord and its Agents from liability for, any damage, compensation or claim arising from (i) the necessity of repairing any portion of the Premises or the Building or the Common Area or any structural defects thereto, (ii) any interruption in the use of the Premises or the Common Area for any reason including any interruption or suspension of utility service, (iii) fire or other casualty or personal or property injury, death, damage or loss resulting from the use or operation (by Landlord, Tenant, or any other person whomsoever) of the Premises or the Building or the Common Area, (iv) the termination of this Lease, (v) any robbery, assault, theft or other criminal act, or (vi) any leakage in the Premises or the Building from water, rain, snow or other cause whatsoever. No such occurrence shall give rise to diminution or abatement of Rent (except as expressly set forth in Section 18.1) or constructive eviction. Notwithstanding the foregoing, any goods, automobiles, property or personal effects stored or placed by Tenant or its Agents in or about the Premises, the Building or the Common Area shall be at the sole risk of Tenant; Tenant hereby expressly waives its right to recover against Landlord and its Agents therefor. Landlord waives all claims against Tenant for damage to any property or injury to, or death of, any person in, upon or about the Project, the Building, the Common Area or the Premises arising at any time and from any cause other than by reason of the negligence or willful misconduct of Tenant and Tenant’s Agents. Landlord and Tenant acknowledge their respective obligation to insure against such losses and damages, and the allocation of risk, all as set forth in Article 17. NOTWITHSTANDING ANY OTHER PROVISION OF THIS LEASE TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE PURSUANT TO ANY PROVISION OF THIS LEASE TO THE OTHER PARTY OR ANY THIRD PARTY AFFILIATED WITH THAT OTHER PARTY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOST PROFITS ARISING OUT OF OR IN CONNECTION WITH THIS LEASE OR THE PERFORMANCE OR BREACH HEREOF.
     19.2. Tenant’s Indemnity. Subject to the provisions of Section 17.5 hereof, Tenant shall indemnify, defend, protect and hold Landlord and its Agents harmless from and against any and all damage, claim, liabilities, judgments, demands, causes of action, claims, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ or other professionals’ fees) of every kind and nature (including, without limitation, those arising from any injury or damage to any person, property or business) incurred by or claimed against Landlord or its Agents, directly or indirectly, as a result of, arising from or in connection with (i) Tenant’s or its Agent’s use and occupancy of the Premises, the Building or the Common Area, (ii) Tenant’s breach of any provision of this Lease; or (iii) any act, omission or negligence of Tenant or its Agents; provided, however, that this indemnity shall not apply to any loss, damage, liability or expense resulting from injuries or death to third parties caused by the negligence or willful misconduct of Landlord or its Agents.
     19.3. Landlord’s Indemnity. Subject to the provisions of Section 17.5 hereof, Landlord shall indemnify, defend, protect and hold Tenant and its Agents harmless from and against any and all damage, claim, liabilities, judgments, demands, causes of action, claims, losses, damages, costs, and expenses (including, without limitation, reasonable attorneys’ fees or other professionals’ fees) of every kind and nature (including, without limitation, those arising from any injury or damage to any person, property or business) incurred by or claimed against Tenant or its Agents, directly or indirectly, as a result of, arising from or in connection with (i) the operation and management of the Project by Landlord or Landlord’s management agent; (ii) the gross negligence or willful misconduct of Landlord or its Agents; and (iii) any breach or default by Landlord under this Lease; provided that this indemnity shall not apply to any loss, damage, liability or expense resulting from injuries or death to third parties caused by the negligence or willful misconduct of Tenant or its Agents.
ARTICLE 20
RULES AND REGULATIONS
     Tenant and its Agents shall at all times abide by and observe the Rules and Regulations and any amendments thereto that may be promulgated from time to time by Landlord for the operation and maintenance of the Building and the Common Area and the Rules and Regulations shall be deemed to be covenants of the Lease to be performed and/or observed by Tenant. If there is any inconsistency between this Lease and the Rules and Regulations, this Lease shall govern. In the event any approved plan or specification conflicts with a specific Rule and Regulation, such Rule and Regulation shall be deemed to be amended in keeping with the provision of such approved plan or specification; provided, however, in no event shall any approved plan or specification amend, alter, or revise the obligations of Tenant arising under Articles 10, 12, 15, and 26, and Sections 17.1 and 18.8 of this Lease. Landlord reserves the right to amend and modify the Rules and Regulations, as it deems necessary, provided that any such amendment or modification is reasonable and non-discriminatory (as to content and enforcement) and does not (a) interfere with or adversely affect Tenant’s business or Tenant’s occupancy of the Premises in more than a de minimis manner, (b) increase Tenant’s share of Operating Expenses in more than a de minimis manner, or (c) decrease the level or quality of services provided by Landlord in more than a de minimis manner. Landlord shall use commercially reasonable efforts not to enforce any rule or regulation in a manner which unreasonably discriminates among similarly situated tenants.
ARTICLE 21
DAMAGE; CONDEMNATION
     21.1. Damage to the Premises. If the Premises shall be damaged by fire or other cause, and Landlord elects, as set forth herein, to repair, then Landlord shall diligently and as soon as practicable after such damage occurs (taking into account the time necessary to effect a satisfactory settlement with any insurance company involved) repair such damage to completion at the expense of Landlord.

Notwithstanding the foregoing, if the Premises or the Building is damaged by fire or other cause to such an extent that, in Landlord’s sole judgment, the damage cannot be substantially repaired within one hundred eighty (180) days after the date of such damage, which determination Landlord shall communicate to Tenant within sixty (60) days of the date of such damage, then Landlord or Tenant, within thirty (30) days from the date of such determination, may terminate this Lease by notice to the other. If either Landlord or Tenant terminates this Lease, the Rent shall be apportioned and paid to the later of the date of such event of damage or the date Tenant vacates the Premises. If neither Landlord nor Tenant so elects to terminate this Lease, then Landlord shall proceed to repair and restore the Premises and the Building (exclusive of Tenant’s personal property, including, but not limited to equipment, furniture, fixtures, furnishings and leasehold improvements which are the responsibility of Tenant) to the condition the Premises and the Building were in immediately prior to such damage. If the damage required to be repaired by Landlord is not repaired within three hundred sixty-five (365) days from the date of such damage, Tenant, within thirty (30) days from the expiration of such three hundred sixty-five (365) day period, may terminate this Lease by notice to Landlord. During the period that Tenant is deprived of the use of the damaged portion of the Premises, and provided such damage is not the consequence of the fault or negligence of Tenant or its Agents, Base Rent and Tenant’s Proportionate Share shall be reduced by the ratio that the rentable square footage of the Premises damaged bears to the total rentable square footage of the Premises before such damage. Notwithstanding anything herein to the contrary, Landlord shall not be required to rebuild, replace or repair any non-standard tenant improvements, tenant extras or Alterations or any personal property of Tenant.
     21.2. Condemnation. If the whole or a Substantial Part of the Premises (or so much of the Premises that in Tenant’s reasonable judgment makes it impracticable to operate the Premises) or the Building shall be taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose (including, without limitation, sale under threat of such a taking), then the Term shall cease and terminate as of the date when title vests in such governmental or quasi-governmental authority, and Rent shall be prorated to the date when title vests in such governmental or quasi-governmental authority. If less than a Substantial Part of the Premises (or so much of the Premises that in Tenant’s reasonable judgment makes it impracticable to operate the Premises) is taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose (including, without limitation, sale under threat of such a taking), Base Rent and Tenant’s Proportionate Share shall be reduced by the ratio that the portion so taken bears to the rentable square footage of the Premises before such taking, effective as of the date when title vests in such governmental or quasi-governmental authority, and this Lease shall otherwise continue in full force and effect. Tenant shall have no claim against Landlord (or otherwise) as a result of such taking, and Tenant may make its own claim against the condemning authority for any portion of the amount that may be awarded as compensation or damages as a result of such taking. Additionally, Tenant may, to the extent allowed by law, claim an award for moving expenses and for the taking of any of Tenant’s property which does not, under the terms of this Lease, become the property of Landlord at the termination hereof, as long as such claim is separate and distinct from any claim of Landlord.
ARTICLE 22
DEFAULT
     22.1. Events of Default. Each of the following shall constitute an “Event of Default”: (i) Tenant fails to pay Rent within five (5) days after notice from Landlord; provided that no such notice shall be required if at least two such notices shall have been given during the same Lease Year; (ii) Tenant fails to observe or perform any other term, condition or covenant herein binding upon or obligating Tenant within twenty (20) days after notice from Landlord, provided that if such failure cannot reasonably be cured within twenty (20) days, Tenant shall have such reasonable time as is reasonably necessary to effect such cure so long as Tenant commences such cure promptly after receipt of Landlord’s notice and Tenant is diligently effecting such cure; (iii) Tenant abandons the Premises (i.e., vacates substantially all of Tenant’s possessions with no evident intent to return); (iv) Tenant or any Guarantor makes or consents to a general assignment for the benefit of creditors or a common law composition of creditors, or a receiver of the Premises or all or substantially all of Tenant’s or Guarantor’s assets is appointed; or (v) Tenant or Guarantor (if any) files a voluntary petition in any bankruptcy or insolvency proceeding, or an involuntary petition in any bankruptcy or insolvency proceeding is filed against Tenant or Guarantor and is not discharged by Tenant or Guarantor within sixty (60) days.
     22.2. Landlord’s Remedies. Upon the occurrence of an Event of Default, Landlord, at its option, without further notice or demand to Tenant, may to the fullest extent permitted by law, and in addition to all other rights and remedies provided in this Lease, at law or in equity:
     (i) Terminate this Lease and Tenant’s right of possession of the Premises, and recover all damages to which Landlord is entitled under law, specifically including, but without limitation, all of Landlord’s expenses of reletting (including, without limitation, rental concessions to new tenants, repairs, Alterations, legal fees and brokerage commissions attributable to the unexpired term). In addition, if Landlord elects to terminate this Lease, every obligation of Landlord hereunder shall cease as of the date of such termination, but the same shall not affect the liability of Tenant for payment of Rent and performance of all other terms and conditions of this Lease to the date of termination, plus any damages and/or other sums recoverable by Landlord under this Article 22 or otherwise at law or in equity.
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     (iii) Terminate this Lease and Tenant’s right of possession of the Premises, and recover from Tenant, at Landlord’s sole and exclusive option, either (A) the net present value of the Rent due from the date of termination until the Expiration Date, discounted at the lesser of the Interest Rate as of the date of termination or seven percent (7%) per annum, or (B) “Indemnity Payments” which shall mean an amount equal to the Base Rent and Additional Rent and other payments provided for in this Lease which would have become due and owing hereunder from time to time during the unexpired Term after the effective date of the termination, but for such termination, less the Base Rent and Additional Rent and other payments, if any, actually collected by Landlord and allocable to the Premises. If Landlord elects to pursue Indemnity Payments in lieu of the amount recoverable under clause (A) of this subparagraph (iii), above, Tenant shall, on demand, make Indemnity Payments monthly, and Landlord may sue for all Indemnity Payments at any time after they accrue, either monthly, or at less frequent intervals. Tenant further agrees that Landlord may bring suit for Indemnity Payments at or after the end of the Term as originally contemplated under this Lease, and Tenant agrees that, in such event, Landlord’s cause of action to recover the Indemnity Payments shall be deemed to have accrued on the last day of the Term as originally contemplated.
     (iv) If Landlord re-enters and repossesses the Premises, Landlord may remove all persons and effects there from, by summary proceeding, ejectment or other legal action. Landlord shall have no liability by reason of any such re-entry, repossession or removal.
     (v) Landlord may recover from Tenant, to the extent permitted under the laws of the Commonwealth of Virginia, the value and/or cost of all concessions made to or for the benefit of Tenant under this Lease.
     (vi) Subject to Section 19.1, Landlord may recover from Tenant, to the extent not already recovered pursuant to the preceding subparagraphs of this Section 22.2, any other amount (not recoverable from a replacement tenant) which is necessary to compensate Landlord for economic damages sustained by Landlord and caused by Tenant’s failure to perform Tenant’s obligations under this Lease, including, without limitation, any costs or expenses incurred by Landlord: (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering or rehabilitating the Premises or a portion thereof, including expenses incurred in performing such acts in connection with any reletting to a new tenant or tenants; (iii) for leasing commissions incurred in connection with any reletting to a new tenant or tenants; and/or (iv) for any other costs incurred by Landlord in reletting the Premises.
     22.3. Rights Upon Possession. If Landlord takes possession pursuant to this Article, with or without this Lease, Landlord may, at its option, enter into the Premises, remove Tenant’s Alterations, signs, personal property, equipment and other evidences of tenancy, and store them at Tenant’s risk and expense or dispose of them as Landlord may see fit, and take and hold possession of the Premises; provided, however, that if Landlord elects to take possession only without terminating this Lease, such entry and possession shall not terminate this Lease or release Tenant or any Guarantor, in whole or in part, from the obligation to pay the Rent reserved hereunder for the full Term or from any other obligation under this Lease or any guaranty thereof. Landlord shall use reasonable efforts to relet the Premises and mitigate its damages.
     22.4. No Waiver. If Landlord shall institute proceedings against Tenant and a compromise or settlement thereof shall be made, the same shall not constitute a waiver of any other covenant, condition or agreement herein contained, nor of any of Landlord’s rights hereunder. No waiver by Landlord of any breach shall operate as a waiver of such covenant, condition or agreement, or operate as a waiver of such covenant, condition or agreement itself, or of any subsequent breach thereof. No payment of Rent by Tenant or acceptance of Rent by Landlord shall operate as a waiver of any breach or default by Tenant under this Lease. No payment by Tenant or receipt by Landlord of a lesser than the monthly installment of Rent herein stipulated shall be deemed to be other than a payment on account of the earliest unpaid Rent, nor shall any endorsement or statement on any check or communication accompanying a check for the payment of Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy provided in this Lease. No re-entry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of the Lease.
     22.5. Right of Landlord to Cure Tenant’s Default. If an Event of Default shall occur, then Landlord may (but shall not be obligated to) make such payment or do such act to cure the Event of Default, and charge the amount of the expense thereof, together with interest thereon at the Interest Rate, to Tenant. Such payment shall be due and payable upon demand; however, the making of such payment or the taking of such action by Landlord shall not be deemed to cure the Event of Default or to stop Landlord from the pursuit of any remedy to which Landlord would otherwise be entitled. Any such payment made by Landlord on Tenant’s behalf shall bear interest until paid at the Interest Rate.
     22.6. Late Payment. If Tenant fails to pay any Rent within five (5) days after such Rent becomes due and payable, Tenant shall pay to Landlord a late charge of five percent (5%) of the amount of such overdue Rent. In addition, any such late Rent payment shall bear interest from the date such Rent became due and payable to the date of payment thereof by Tenant at the Interest Rate. Such late charge and interest shall be due and payable within two (2) days after written demand from Landlord. If Landlord fails to pay any amount rightfully due Tenant hereunder within five (5) days after such payment becomes due and payable, Landlord shall pay to Tenant a late charge of five percent (5%) of the amount of such overdue payment. In addition, any such late payment shall bear interest from the date such payment became due and payable to the date of payment thereof by Landlord at the Interest Rate. Such late charge and interest shall be due and payable within two (2) days after written demand from Tenant.
     22.7. Landlord Default. If Landlord shall fail to keep or perform any of its obligations under this Lease, then Tenant shall have the right, in its sole discretion, to pursue any legal remedies available to it as set forth in this Lease and/or under applicable law.
     22.8. Tenant’s Right on Certain Landlord Defaults. ***

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ARTICLE 23
MORTGAGES
     23.1. Subordination. This Lease is subject and subordinate to all ground or underlying leases and to any first Mortgage(s) which may now or hereafter affect such lease or the Land and to all renewals, modifications, consolidations, replacements, and extensions thereof. This subordination shall be self-operative; however, in confirmation thereof, Tenant shall execute promptly any instrument that Landlord or any first Mortgagee may reasonably request confirming such subordination, provided that such subordination shall not obligate Tenant to additional or different terms other than as provided in this Lease, and provided that any such instrument contains “non-disturbance” language reasonably satisfactory to Tenant. Notwithstanding the foregoing, before any foreclosure sale under a Mortgage, the Mortgagee shall have the right to subordinate the Mortgage to this Lease, and, in the event of a foreclosure, this Lease shall then continue in full force and effect and Tenant shall attorn to and recognize as its landlord the purchaser of Landlord’s interest under this Lease. Tenant shall, upon the request of a Mortgagee or purchaser at foreclosure, execute, acknowledge and deliver any instrument that as for its purpose and effect the subordination (as provided above) of the lien of any Mortgage to this Lease or

Tenant’s attornment to such purchaser. No Mortgagee or purchaser at foreclosure shall be bound by (i) any payment of Base Rent or Additional Rent made for more than one (1) month in advance or any amendment or modification of this Lease made without the consent of such Mortgagee.
     23.2. Mortgagee Protection. Tenant agrees to give any Mortgagee by certified mail, return receipt requested, a copy of any notice of default served upon Landlord, provided that before such notice Tenant has been notified in writing of the address of such Mortgagee. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then, except as to any matter dealt with pursuant to Section 22.8 above (in which event such Mortgagee shall have the same right to cure the default under the same time limitations as Landlord, all as set forth in Section 22.8, such opportunity to run concurrently with and not subsequent to Landlord’s opportunity to cure such default), Mortgagee shall have an additional thirty (30) days within which to cure such default; provided, however, that if such default cannot be reasonably cured within that time, then such Mortgagee shall have such additional time as may be necessary to cure such default so long as Mortgagee has commenced and is diligently pursuing the remedies necessary to cure such default (including, without limitation, the commencement of foreclosure proceedings, if necessary), in which event this Lease shall not be terminated or Rent abated while such remedies are being so diligently pursued.
     23.3. [Reserved].
     23.4. Subordination, Non-Disturbance and Attornment Agreement. Landlord shall obtain a Subordination, Non-Disturbance and Attornment Agreement from any current or future Mortgagee on such Mortgagee’s customary form, such form to contain terms and conditions reasonably satisfactory to each of Landlord, Tenant, and such Mortgagee.
ARTICLE 24
SURRENDER; HOLDING OVER
     24.1. Surrender of the Premises. Tenant shall peaceably surrender the Premises to Landlord on the Expiration Date or earlier termination of this Lease, in broom-clean condition and in as good condition as when Tenant took possession, including, without limitation, the repair of any damage to the Premises caused by the removal of any of Tenant’s personal property or trade fixtures from the Premises, except for reasonable wear and tear and loss by fire or other casualty not caused by Tenant or its Agents. Subject to Section 13.2, Tenant shall have no obligation to restore the Premises to its original condition upon the expiration of this Lease. Any of Tenant’s personal property left on or in the Premises, the Building, or the Common Area after the Expiration Date or earlier termination of this Lease shall be deemed to be abandoned, and, at Landlord’s option, title shall pass to Landlord under this Lease.
     24.2. Holding Over. In the event that Tenant shall not immediately surrender the Premises to Landlord on the Expiration Date or earlier termination of this Lease, Tenant shall be deemed to be a month to month tenant upon all of the terms and provisions of this Lease, except the monthly Base Rent shall be the following percentages of the monthly Base Rent in effect during the last month of the Term: one hundred twenty-five percent (125%) for the first month of such tenancy and one hundred fifty percent (150%) for each month thereafter. Notwithstanding the foregoing, if Tenant shall hold over after the Expiration Date or earlier termination of this Lease, and Landlord shall desire to regain possession of the Premises, then Landlord may forthwith re-enter and take possession of the Premises. Tenant shall indemnify Landlord against all liabilities and damages sustained by Landlord by reason of such retention of possession. Notwithstanding the foregoing, in the event the parties are engaged in bona fide negotiations for an extension or renewal of this Lease (as evidenced from the written proposals being exchanged), the increased holdover rent provisions shall not become effective until the first (1st) day of the fourth (4th) month following the Expiration Date.
ARTICLE 25
QUIET ENJOYMENT
     Landlord covenants that as long as there is no Event of Default, Tenant shall during the Term peaceably and quietly occupy and enjoy possession of the Premises without molestation or hindrance by Landlord or any party claiming through or under Landlord, subject to the provisions of this Lease.
ARTICLE 26
TENANTS COVENANTS REGARDING HAZARDOUS MATERIALS
     26.1. Definition. As used in this Lease, the term “Hazardous Material” means any flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials, including any substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “infectious wastes,” “hazardous materials” or “toxic substances” now or subsequently regulated under any federal, state or local laws, regulations or ordinances including, without limitation, oil, petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, asbestos, PCBs and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons.
     26.2. General Prohibition. Tenant shall not cause or permit any Hazardous Material to be generated, produced, brought upon, used, stored, treated, discharged, released, spilled or disposed of on, in, under or about the Premises, the Building or the Land by Tenant or its Agents, affiliates, sublessees or assignees without the prior written consent of Landlord. Landlord shall be entitled to take into account such factors or facts as Landlord may in its good faith business judgment determine to be relevant in determining whether to grant, condition or withhold consent to Tenant’s proposed activity with respect to Hazardous Material, and expressly subject to Article 19, Tenant shall indemnify, defend and hold Landlord harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting there from), costs, claims, damages (including, without limitation, punitive damages), expenses (including, without limitation, attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal or bodily injury, property damage, contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses arising from a breach of this prohibition by Tenant, its Agents, affiliates, sublessees or assignees. In no event, however, shall Landlord be required to consent to the installation or use of any storage tanks in, on, or under the Premises, the Building, or the Land. If Landlord consents to the generation, production, use, storage, treatment or disposal of Hazardous Materials in or about the Premises by Tenant, its Agents, affiliates, sublessees or assignees, then, in addition to any other requirements or conditions that Landlord may impose in connection with such consent, (1) Tenant promptly shall deliver to Landlord copies of all permits, approvals, filings, and reports reflecting the legal and proper generation, production, use, storage, treatment or disposal of all Hazardous Materials generated, used, stored, treated or removed from the Premises, the Building and the Land and, upon

Landlord’s request, copies of all hazardous waste manifests relating thereto, and (2) upon expiration or earlier termination of this Lease, Tenant shall cause all Hazardous Materials arising out of or related to the use or occupancy of the Premises by Tenant or its Agents, affiliates, sublessees or assignees to be removed from the Premises, the Building and the Land and transported for use, storage or disposal in accordance with all applicable laws, regulations and ordinances and Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord of the same.
     Notwithstanding the foregoing, Tenant and its assignees, subtenants and licensees shall be permitted to store reasonable amounts of Hazardous Materials that are typically used in business operations similar in type and nature to the business operations of Tenant such as ordinary cleaners, solvents, lubricants, printer and duplication supplies and similar materials, together with generators, fuel and batteries and all supplies in respect thereof (collectively, the “Permitted Materials”) provided such Permitted Materials are properly used, stored, handled and disposed of in a manner and location meeting all Environmental Laws. Any such use, storage and disposal shall be subject to all of the terms of this Section (except for the terms prohibiting the same), and Tenant shall be responsible for obtaining any required permits and paying any fees and providing any testing required by any governmental authority with respect to the Permitted Materials. If Landlord in its reasonable opinion determines that said Permitted Materials are being improperly stored, used, handled or disposed of, then Tenant shall immediately take such corrective action as may be reasonably required by Landlord. Should Tenant fail to commence such corrective action within two (2) business days and complete such corrective action within ten (10) business days (or (i) such longer period as may be necessary in the exercise by Tenant of best efforts to complete such corrective action without delay, or (ii) such shorter period as may be appropriate in the event of an emergency), Landlord shall have the right (but not the obligation) to perform such work on Tenant’s behalf and at Tenant’s sole expense, and Tenant shall promptly reimburse Landlord for any and all costs associated with said work.
     26.3. Notice. In the event that Hazardous Materials are discovered upon, in, or under the Premises, the Building or the Land and any governmental agency or entity having jurisdiction over the Premises, the Building or the Land requires the removal of such Hazardous Materials, Tenant shall be responsible for removing such of those Hazardous Materials placed upon the Premises, Building or Land by Tenant or its Agents, affiliates, sublessees or assignees but not those of its predecessors. Notwithstanding the foregoing, Tenant shall not take any remedial action in or about the Premises, the Building or the Land, nor enter into any settlement agreement, consent decree or other compromise with respect to any claims relating to any Hazardous Material in any way connected with the Premises, the Building or the Land without first notifying Landlord of Tenant’s intention to do so and affording Landlord the opportunity to appear, intervene or otherwise appropriately assert and protect Landlord’s interest with respect thereto. Tenant immediately shall notify Landlord in writing of: (i) any spill, release, discharge or disposal of any Hazardous Material in, on or under the Premises, the Building, the Land or any portion thereof, (ii) any enforcement, cleanup, removal or other governmental or regulatory action instituted, contemplated or threatened (if Tenant has notice thereof) pursuant to any Hazardous Materials Laws; (iii) any claim made or threatened by any person against Tenant, the Premises, the Building or the Land relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Materials; and (iv) any reports made to any environmental agency or entity arising out of or in connection with any Hazardous Materials in, on, under or about or removed from the Premises, the Building or the Land, including any complaints, notices, warnings, reports or asserted violations in connection therewith. Tenant also shall supply to Landlord as promptly as possible, and in any event within five (5) business days after Tenant first receives or sends the same, copies of all claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Premises, the Building, the Land or Tenant’s use or occupancy thereof.

     26.4. Landlord Hazardous Materials Obligation. Landlord shall indemnify and hold harmless Tenant of and from any and all costs and expenses incurred or suffered by Tenant, or asserted by a third party against Tenant, directly or indirectly due to the presence or removal of, or failure to remove, Hazardous Materials generated, accumulated, stored or released by anyone other than Tenant in or about the Building.
     26.5. Survival. The respective rights and obligations of Landlord and Tenant under this Article 26 shall survive the expiration or earlier termination of this Lease without limitation.
ARTICLE 27
MISCELLANEOUS
     27.1. No Representation by Landlord. Tenant acknowledges that neither Landlord or its Agents nor any broker has made any representation or promise with respect to the Premises, the Building, the Land or the Common Area, except as herein expressly set forth, and no rights, privileges, easements or licenses are acquired by Tenant except as herein expressly set forth. Tenant, by taking possession of the Premises shall accept the Premises and the Building “AS IS,” subject to Landlord delivering the Premises in the condition required by Section 3.3 and Latent Defects.
     27.2. No Partnership. Nothing contained in this Lease shall be deemed or construed to create a partnership or joint venture of or between Landlord and Tenant, or to create any other relationship between Landlord and Tenant other than that of landlord and tenant.
     27.3. Brokers. Other than Brokers, who Landlord shall pay a commission in connection with procuring this Lease pursuant to a separate written agreement, Landlord and Tenant each represents and warrants to the other that it has not employed any broker, agent, or finder relating to this Lease. Landlord shall indemnify and hold Tenant harmless, and Tenant shall indemnify and hold Landlord harmless, from and against any claim for brokerage or other commission arising from or out of any breach of the indemnitor’s representation and warranty.
     27.4. Estoppel Certificate. Tenant shall, without charge, at any time and from time to time, within fifteen (15) days after request therefor by Landlord, Mortgagee, any bona fide purchaser of the Land or the Building, execute, acknowledge and deliver to such requesting party a written estoppel certificate certifying, as of the date of such estoppel certificate, the following: (i) that this Lease is unmodified and in full force and effect (or if modified, that the Lease is in full force and effect as modified and setting forth such modifications); (ii) that the Term has commenced (and setting forth the Commencement Date and Expiration Date); (iii) that Tenant is presently occupying the Premises; (iv) the amounts of Base Rent and Additional Rent currently due and payable by Tenant; (v) that any Alterations required by the Lease to have been made by Landlord have been made to the satisfaction of Tenant; (vi) that there are no existing set-offs, charges, liens, claims or defenses against the enforcement of any right hereunder, including without limitation, Base Rent or Additional Rent (or, if alleged, specifying the same in detail); (vii) that no Base Rent (except the first installment thereof) has been paid more than thirty (30) days in advance of its due date; (viii) that Tenant has no knowledge of any then uncured default by Landlord of its obligations under this Lease (or, if Tenant has such knowledge, specifying the same in detail); (ix) that Tenant is not in default (or if Tenant has such knowledge, specifying the same in detail); (x) that the address to which notices to Tenant should be sent is as set forth in the Lease (or, if not, specifying the correct address); and (xi) any other reasonable certifications reasonably requested by Landlord. In addition, unless Tenant (or the entity that owns one hundred percent (100%) of Tenant) is a public company and its financial statements are publicly available, within ten (10) days after request by Landlord, Tenant shall deliver to Landlord audited financial statements of Tenant for its most recently ended fiscal year and interim unaudited financial statements for its most recently ended quarter, such non-public financial statements shall be held in confidence by Landlord, any Mortgagee, or any bona fide purchaser of the Land or the Building.
     27.5. Waiver of Jury Trial. Landlord and Tenant each hereby waive trial by jury in any action, proceeding or counterclaim brought by Landlord or Tenant with respect to any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant hereunder or Tenant’s use or occupancy of the Premises. In the event Landlord commences any proceedings for nonpayment of Rent, Tenant shall not interpose any counterclaims. This shall not, however, be construed as a waiver of Tenant’s right to assert such claims in any separate action brought by Tenant.
     27.6. Notices. All notices or other communications hereunder shall be in writing and shall be deemed duly given if delivered in person, the next business day if delivered by a nationally recognized overnight delivery service, or upon the earlier of receipt, if mailed by certified or registered mail, or three (3) days after certified or registered mailing, return receipt requested, postage prepaid, addressed and sent, if to Landlord to Landlord’s Address specified in Section 1.16 or if to Tenant to Tenant’s Address specified in Section 1.17 and to such other addresses as the parties may specify by written notice given pursuant to this Section. Landlord and Tenant may from time to time by written notice to the other designate another or additional address for receipt of future notices.
     27.7. Invalidity of Particular Provisions. If any provisions of this Lease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the full extent permitted by law.
     27.8. Gender and Number. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number or gender as the context may require.
     27.9. Benefit and Burden. Except as otherwise expressly provided, the provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective representatives, heirs, successors and assigns. Landlord may freely and fully assign its interest hereunder.
     27.10. Entire Agreement. This Lease (which includes the Exhibits and Rider attached hereto) contains and embodies the entire agreement of the parties hereto, and no representations, inducements, or agreement, oral or otherwise, between the parties not contained in this Lease shall be of any force or effect. This Lease (other than the Rules and Regulations, which may be changed from time to time as provided herein) may not be modified, changed or terminated in whole or in part in any manner other than by an agreement in writing duly signed by Landlord and Tenant.
     27.11. Authority. The person executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and validly existing corporation, in good standing, qualified to do business in the Commonwealth of Virginia; that the Tenant has full power and authority to enter into this Lease and that he or she is authorized to execute this Lease on behalf of the Tenant; that all action required to authorize Tenant and such person to enter into this Lease has been duly taken; that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, among the individuals or entities identified on any list compiled by the U.S. Government for the purpose of identifying suspected terrorists, and Tenant is not engaging in the transaction on behalf of any such individual or entity; and that Tenant is not in violation of any anti-money laundering law. The person executing this Lease on behalf of Landlord hereby represents and warrants that Landlord is a duly formed and validly existing corporation, in good standing, qualified to do business in the Commonwealth of Virginia; that the Landlord has full power and authority to enter into this Lease and that he or she is authorized to execute this Lease on behalf of the Landlord; that all action required to authorize Landlord and such person to enter into this Lease has been duly taken; that Landlord is not, and the entities or individuals constituting Landlord or which may own or control Landlord or which may be owned or controlled by Landlord are not, among the individuals or entities identified on any list compiled by the U.S. Government for the purpose of identifying suspected terrorists, and Landlord is not engaging in the transaction on behalf of any such individual or entity; and that Landlord is not in violation of any anti-money laundering law.
     27.12. Attorneys’ Fees. If, as a result of any default of Landlord or Tenant in its performance of any of the provisions of this Lease, the other party uses the services of an attorney in order to secure compliance with such provisions or recover damages therefor, or to terminate this Lease or evict Tenant, the non-prevailing party shall reimburse the prevailing party upon demand for any and all attorneys’ fees and expenses so incurred by the prevailing party.
     27.13. Interpretation. This Lease is governed by the laws of the Commonwealth of Virginia.
     27.14. No Personal Liability: Sale. Neither Landlord nor its Agents, whether disclosed or undisclosed, shall have any personal liability under any provision of this Lease. In the event of a judgment in favor of Tenant which remains unpaid, Tenant’s right of redress, execution and levy shall be limited to the equity of Landlord in the Building as described in Article 1 hereof, which shall be deemed to include proceeds actually received by Landlord from any sale of the Building (net of all expenses of sale), insurance or condemnation proceeds (subject to the rights of any Mortgagees), and rental income from the Building (net of all expenses) to the extent all of the foregoing are held in an account for Landlord and have not been applied or distributed by Landlord in the ordinary course of business (i.e., not as a fraud against creditors). In the event that the original Landlord hereunder, or any successor owner of the Building, shall sell or convey all of that party’s right, title and interest in and to the Building, all liabilities and obligations on the part of the party so selling or conveying under this Lease occurring thereafter shall terminate as of the day of such sale, and thereupon all such liabilities and obligations shall be binding on the new owner. Tenant agrees to attorn to such new owner following receipt of written notice of the existence of such new owner and Tenant shall not be liable for any payments of any amounts due from Tenant hereunder actually paid by Tenant to any prior landlord prior to receipt of such written notice.
     27.15. Time of the Essence. Time is of the essence as to both Landlord’s and Tenant’s obligations contained in this Lease.
     27.16. Force Majeure. Except as hereafter provided, neither Landlord nor Tenant shall be considered to be in default of an obligation under this Lease nor liable for loss or damage for failure to perform an obligation (nor shall the other party be released from any of its obligations under this Lease if the non-performing party is delayed in performing an obligation), where the performance of such obligation by the non-performing party is delayed as a result of event of “Force Majeure” which shall mean any acts of God, strikes, lockouts, labor difficulties, materials shortages, moratoria, explosions, sabotage, accidents, riots, civil commotions, acts of war, results of any warfare or warlike conditions in this or any foreign country, fire or casualty, unusually inclement weather, unusual governmental delays, legal requirements, energy shortages or other causes beyond the reasonable control of the non-performing party, provided that in no event shall (i) financial inability be considered an event of Force Majeure, and (ii) in no event shall Force Majeure excuse the timely performance by the parties’ respective monetary obligations under this Lease.
     27.17. Headings. Captions and headings are for convenience of reference only.
     27.18. Memorandum of Lease. Tenant shall, at the request of Landlord, execute and deliver a memorandum of lease in recordable form. Tenant shall not record such a memorandum or this Lease without Landlord’s consent. In the event Tenant requests recordation of a memorandum of this Lease, Tenant shall be obligated to pay all costs, fees and taxes, if any, associated with such recordation.
     27.19. Effectiveness. The furnishing of the form of this Lease shall not constitute an offer and this Lease shall become effective upon and only upon its execution by and delivery to each party hereto.
     27.20. [Reserved].
     27.21. Deed of Lease. For purposes of Section 55 2, Code of Virginia (1950), as amended, this Lease is and shall be deemed to be a deed of lease. For purposes of Section 55 218.1, Code of Virginia (1950), as amended, Landlord’s resident agent is CT Corporation System, 4701 Cox Road, Suite 301, Glen Allen, Virginia 23060-6802.
     27.22. BOMA Standards. The rentable area in the Building and in the Premises has been determined by the Building’s architect and as of the date hereof is in accordance with a modified version of the 1996 BOMA (ANSI 265.1-1996) calculation methodology.
ARTICLE 28
RENEWAL OPTIONS
     Landlord hereby grants to Tenant the conditional right, exercisable at Tenant’s option, to renew the term of this Lease for two (2) successive terms of five (5) years each (each, a “Renewal Term”). If exercised, and if the conditions applicable thereto have been satisfied, the first such Renewal Term (the “First Renewal Term”) shall commence immediately following the end of the initial Term provided in Section 1.3 of this Lease, and the second Renewal Term (the “Second Renewal Term”) shall commence immediately following the end of the First Renewal Term. The rights of renewal herein granted to Tenant shall be subject to, and shall be exercised in accordance with, the following terms and conditions:
          (i) Tenant shall exercise its right of renewal with respect to a Renewal Term by giving Landlord written notice of such election not earlier than eighteen (18) months nor later than twelve (12) months prior to the expiration of the then current term of this Lease. Within thirty (30) days following Landlord’s receipt of such notice, Landlord shall provide Tenant with Landlord’s determination of the market annual base rent, escalation factor and additional rent which shall be payable during each year of such Renewal Term. The parties shall have thirty (30) days after delivery of such determination to Tenant in which to agree on such annual base rent, escalation factor and additional rent. The parties shall attempt to agree upon an annual base rent payable during the Renewal Term which would equal one hundred percent (100%) of the applicable market rent. Among the factors to be considered by the parties during such negotiations shall be the general office rental market in the Reston/Herndon area of Fairfax

County, Virginia (the “Market Area”), the rental rates then being quoted by Landlord to comparable tenants for comparable space in the Building, and the rents being charged similar tenants for similar office space in multi-tenanted, multi-story, first-class office buildings in the Market Area. If during such thirty (30) day period the parties agree on such annual base rent, escalation factor and additional rent payable, then they shall promptly execute an amendment to this Lease stating the rent so agreed upon. If during such thirty (30) day period the parties are unable, for any reason whatsoever, to agree on such annual base rent, escalation factor and additional rent payable, then within ten (10) days thereafter the parties shall each appoint a real estate broker who shall be licensed in the Commonwealth of Virginia and who specializes in the field of commercial office space leasing in the Market Area, has at least ten (10) years of experience and is recognized within the field as being reputable and ethical (each, a “Reputable Broker”). Such two individuals shall each determine within ten (10) days after their appointment such annual base rent, escalation factor and additional rent. If such individuals do not agree on such items, then the two individuals shall, within five (5) days, render separate written reports of their determinations and together appoint a third similarly qualified individual (the “Arbitrator”). The Arbitrator shall within ten (10) days after his or her appointment select either Landlord’s broker’s determination or Tenant’s broker’s determination of the annual base rent, escalation factor and additional rent (this being the Arbitrator’s sole function) as being closest to the Arbitrator’s determination and shall notify the parties of such selection. The Arbitrator’s decision shall be final and conclusive, and binding on Landlord and Tenant. Landlord and Tenant shall each bear the cost of its broker and shall share equally the cost of the Arbitrator. Upon determination of the annual base rent, escalation factor and additional rent payable pursuant to this Section, the parties shall promptly execute an amendment to this Lease stating the rent so determined.
          (ii) If any renewal notice is not given timely by Tenant, then Tenant’s right of renewal with respect to the applicable Renewal Term shall lapse and be of no further force or effect.
          (iii) If a monetary or material non-monetary Event of Default under this Lease exists on the date Tenant sends a renewal notice or any time thereafter until a Renewal Term is to commence, then, at Landlord’s election, such Renewal Term shall not commence and the term of this Lease shall expire at the expiration of the then current term of this Lease.
          (iv) If Tenant’s right of renewal with respect to the First Renewal Term lapses for any reason, then Tenant’s right of renewal with respect to the Second Renewal Term shall similarly lapse and be of no further force or effect.
          (v) If on the date Tenant sends a renewal notice or any time thereafter until the applicable Renewal Term is to commence, seventy-five (75%) or more of the square feet of rentable area of the Premises is then being subleased or assigned, or if this Lease has been terminated with respect to any such portion, then Tenant’s rights pursuant to this Article shall lapse and be of no further force or effect.
ARTICLE 29
RIGHT OF FIRST OFFER
     If any space in the Building (“ROFO Space”) becomes available during the period commencing on the Rent Commencement Date and continuing through that date which is two (2) years before the then-current scheduled expiration of the Term, then Tenant shall have a continuing first right to lease each such applicable ROFO Space on the following terms and conditions:

          (i) At such time as Landlord elects, Landlord shall notify Tenant in writing of the availability of any ROFO Space, including the date upon which such ROFO Space is expected to be available, and Landlord’s determination of the fair market rental rates, concessions, and other terms and conditions upon which such space is to be offered to the general public (the “Landlord Availability Notice”). Tenant shall have fifteen (15) business days after receiving the Landlord Availability Notice to notify Landlord in writing that Tenant desires to negotiate with Landlord for a lease of such ROFO Space. If Tenant fails to timely notify Landlord in writing (“Tenant’s Election Notice”) that Tenant desires to negotiate with Landlord for a lease of such ROFO Space, then Tenant’s rights pursuant to this Section with respect to such ROFO Space shall lapse and be of no further force or effect, unless and until such space shall be leased to a third party and, thereafter, becomes available. For a period of fifteen (15) business days after Landlord’s timely receipt of Tenant’s Election Notice, Tenant shall have the right to negotiate with Landlord regarding the base rent, escalation factor and additional rent for such ROFO Space. If during such fifteen (15) business day period the parties agree on such base rent, escalation factor and additional rent, then they shall promptly execute an amendment to this Lease stating the base rent, escalation factor and additional rent agreed upon. If during such fifteen (15) business day period the parties are unable, for any reason whatsoever, to agree on the base rent, escalation factor and additional rent for such space, such rent shall be determined as follows. Within ten (10) days the parties shall each appoint a Reputable Broker. Such two individuals shall each determine within ten (10) days after their appointment the annual base rent, escalation factor and additional rent. If such individuals do not agree on such items, then the two individuals shall, within five (5) days, render separate written reports of their determinations and together appoint a third Reputable Broker as an Arbitrator. The Arbitrator shall within ten (10) days after his or her appointment select either Landlord’s broker’s determination or Tenant’s broker’s determination of the annual base rent, escalation factor and additional rent (this being the Arbitrator’s sole function) as being closest to the Arbitrator’s determination and shall notify the parties of such selection. The Arbitrator’s decision shall be final and conclusive, and binding on Landlord and Tenant. Landlord and Tenant shall each bear the cost of its broker and shall share equally the cost of the Arbitrator. Upon determination of the annual base rent, escalation factor and additional rent payable pursuant to this Section, the parties shall promptly execute an amendment to this Lease stating the rent so determined.
          (ii) Tenant shall have no rights under this Article 29 unless and until the applicable ROFO Space has been leased by Landlord to an initial tenant or tenants other than Tenant. Tenant’s rights under this Article 29 are subject and subordinate to (1) expansion and option rights of other tenants in the Building in existence as of the date of this Lease, and (2) Landlord’s right to renew expiring leases pursuant to rights contained in such expiring leases or pursuant to the mutual agreement of Landlord and tenants under such leases. In addition to the foregoing, and notwithstanding anything in the Lease to the contrary, delivery of possession of the ROFO Space to Tenant and commencement of Tenant’s leasing thereof is and shall be subject to Landlord’s obtaining possession from any prior tenant or occupant who holds over beyond the applicable lease expiration date, and Tenant shall have no claim against Landlord (for damages or otherwise) and Landlord shall have no obligation or liability for, on account of or with respect to any holdover in all or any portion of the ROFO Space. Tenant shall accept possession of such ROFO Space and commence paying rent therefor on the date of such delivery by Landlord. If Landlord does not deliver such ROFO Space within one hundred twenty (120) days after the date specified in the Landlord Availability Notice, Tenant is not obligated to accept possession of such ROFO Space or be obligated, in any manner, with respect to such ROFO Space.
          (iii) If a monetary or material non-monetary Event of Default under this Lease exists on the date of the Landlord Availability Notice or at any time thereafter until the date the ROFO Space is occupied by Tenant, then, at Landlord’s option, Tenant’s rights pursuant to this Article as to the ROFO Space set forth in that certain Landlord Availability Notice shall lapse and be of no further force or effect.

          (iv) Tenant’s rights of expansion under this Article 29 may be exercised only by the original Tenant, and may not be exercised by or for the benefit of any transferee, sublessee or assignee of Tenant; provided, however, that the right may be exercised by any Permitted Transferee.
          (v) If at any time any portion of the square feet of rentable area of the Premises has been subleased or assigned, other than to a Permitted Transferee, or if this Lease has been terminated with respect to any such portion, then Tenant’s rights pursuant to this Article shall lapse and be of no further force or effect.
          (vi) Tenant has the right under this Article 29 to lease the entire ROFO Space identified in Landlord’s Availability Notice only. Tenant has no right to lease less nor more than the entire ROFO Space so identified.
[signature page follows]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Deed of Lease as of the 28th day of February, 2007.

LANDLORD:

PRESIDENTS PARK II LLC

By:	/s/ M. Green	[SEAL]

	Name:	M. Green

	Title:	EVP & CFO

TENANT:

XO COMMUNICATIONS, LLC

By:	/s/ Deborah Landesman	[SEAL]

	Name:	Deborah Landesman

	Title:	VP of National Real Estate

EXHIBIT A-1
Floor Plan of Premises
See attached.

A-1-1

EXHIBIT A-2
Work Letter
This Exhibit is attached to and made a part of that certain Lease Agreement dated as of January ___, 2007 (the “Lease”), by and between PRESIDENTS PARK II LLC, a Delaware limited liability company (“Landlord”), and XO COMMUNICATIONS, LLC, a Delaware limited liability company (“Tenant”). Terms used but not defined in this Exhibit shall have the meaning ascribed to them in the Lease. If there is any inconsistency between the Lease and this Work Letter, the Lease shall govern.
     1. Authorized Representatives. (a) Tenant designates Deborah Landesman and James Perry (or either of them) (“Tenant’s Authorized Representative”) as the person authorized to initial all plans, drawings, change orders and approvals pursuant to this Exhibit. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed by Tenant’s Authorized Representative. Landlord hereby approves the Project Solutions Group, Inc. as the project manager for the purpose of performing the Tenant Improvements. (b) Landlord designates Michael Jones, Mark Keller, and Gary Siegel (or any of them) (“Landlord’s Authorized Representative”) as the persons authorized to initial all plans, drawings, change orders and approvals pursuant to this Exhibit. Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed by Landlord’s Authorized Representative.
     2. Landlord’s Drawings. Landlord has provided, or shall, within five (5) days after full execution of the Lease, provide to Tenant, a CAD drawing of the existing conditions and the base Building.
     3. Initial Improvements. Except as set forth in Section 3.3 of the Lease, and to which standard Landlord shall deliver the Premises to Tenant, Landlord shall not have any obligation with respect to the finishing of the Premises for Tenant’s use and occupancy. All of the work to be performed in initially finishing and completing the Premises (collectively, “Tenant Improvements”) shall be performed by Tenant pursuant to this Exhibit A-2 and Article 13 (and all other applicable provisions including, without limitation, insurance, damage and indemnification provisions) of the Lease; provided, however, that all such work involving (a) tie in of the Premises to the Building fire protection system shall be performed by a contactor reasonably approved by Landlord, and (b) the roof of the Building shall be performed by a Firestone Factory Authorized contractor. In the event the Tenant Improvements require or involve the removal or destruction of any reusable items (including, without limitation, glass partitions) from the Premises, Tenant shall cause such reusable items to be removed from the Premises without damage and shall permit Landlord to remove such items for storage and future use by Landlord. Tenant acknowledges that the Tenant Improvements are being accomplished for its own account.
     4. Costs.
     (a) Tenant shall pay all expenses in connection with the Tenant Improvements, subject to the application of the Improvements Allowance. As part of such expense, Tenant shall reimburse Landlord for all costs incurred by Landlord in causing any plans and specifications reviewed by Landlord’s outside architects and engineers, in respect of any matter that cannot be reviewed by Landlord’s in-house architectural or engineering staff (which in-house review shall be performed at no cost to Tenant). Alternatively, Tenant may enter into a separate agreement (reasonably acceptable to Tenant) between Tenant and such outside architect or engineer with respect to such services. Any such costs shall be paid for by Tenant within thirty (30) days after Tenant’s receipt of a bill therefor, or, at Tenant’s election, in its sole discretion, paid for out of the Improvements Allowance in accordance with the provisions of Section

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4(b). To the extent not covered by the Improvements Allowance, any amounts payable by Tenant to Landlord pursuant to this Section 4(a) (i.e., when Tenant has not entered into a separate agreement as described above) shall be considered additional rent subject to the provisions of the Lease.
     (b) Landlord shall provide Tenant an allowance (the “Improvements Allowance”) equal to the product of ***, multiplied by the number of square feet of rentable area in the Premises. The Improvements Allowance is provided solely in order to help Tenant finance the hard costs (plus any architectural and engineering design fees, construction management and permit fees) associated with the construction of the Tenant Improvements (collectively, the “Allowable Costs”). The Improvements Allowance shall be disbursed in accordance with the following process:
          (i) After Tenant has incurred any one or more Allowable Costs (but no more frequently than monthly), Tenant shall deliver to Landlord the following (collectively, the “Allowance Request”):
               (A) a written request on the applicable AIA form therefor for partial payment of the Allowable Costs from the Improvements Allowance, signed by Tenant’s General Contractor and Tenant’s Authorized Representative, including a statement that Tenant has incurred Allowable Costs (for which Tenant has not been paid or reimbursed from the Improvements Allowance) and that the work for which payment is being requested pursuant to such Allowance Request has been performed by a contractor approved by Landlord. If a complete Allowance Request has been performed in accordance with the provisions of the Lease and this Work Letter;
               (B) a schedule of Allowable Costs for which payment is being requested;
               (C) copies of detailed and proper invoices comprising the individual items making up the schedule of Allowable Costs for the Allowable Costs for which payment is being requested;
               (D) signed partial lien waivers (on Landlord’s form therefor, a copy of which is attached hereto as Exhibit H-1) from Tenant’s General Contractor whose invoices are detailed in the schedule set forth in (B) above; and
               (E) signed final unconditional lien waiver (on Landlord’s form therefor, a copy of which is attached hereto as Exhibit H-2) from Tenant’s General Contractor for final Allowance Request.
          (ii) If a complete Allowance Request (complying with the foregoing requirements) is received by Landlord from Tenant, Landlord shall pay to Tenant’s General Contractor or the subject vendors the amount(s) properly covered by the Allowance Request within thirty (30) days after receipt of the Allowance Request (and satisfaction of the foregoing conditions).
          (iii) Landlord shall not be required to reimburse Tenant for any invoice or Allowance Request received after December 31, 2008.
     (c) If Tenant fails to utilize the entire Improvement Allowance for the performance of the Tenant Improvements, then Tenant shall not be entitled to any credit, cash or otherwise therefor; provided, however, that if the entire Improvements Allowance is not applied toward or reserved for the cost of the Tenant Improvements, then, so long as no monetary or material non-monetary Event of Default exists under the Lease, at Tenant’s request, Tenant shall receive a credit of such unused portion of

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the Improvements Allowance up to an amount equal to the product of ***, multiplied by (B) the number of square feet of rentable area in the Premises (the “Unused Allowance”). Provided Tenant submits copies of detailed and proper invoices comprising the individual items pursuant to which the Unused Allowance will be applied, Landlord shall pay Tenant’s General Contractor or the subject vendors the amount(s) properly payable from the Unused Allowance (up to the Unused Allowance) for its reasonable, out-of-pocket moving expenses (including, but not limited to, cabling, related consultant fees, permits and permanently attached furniture and building signage) incurred by Tenant in moving into the Premises.
     5. Schedule.
     (a) If Tenant elects to request that any plans and drawings be prepared by Landlord’s outside architect or engineer (as described in Section 4(a) above)), such plans and drawings are to be prepared on Tenant’s behalf and Tenant shall be solely responsible for the timely completion of all plans and drawings and for their compliance with all Laws. The deadlines specified in this Paragraph 5 shall apply whether plans and drawings are prepared by Landlord’s outside architect or engineer or an architect or engineer selected by Tenant. All deadlines must be met in order to allow Landlord sufficient time to review plans and drawings and discuss with Tenant any changes thereto which Landlord believes to be necessary or desirable.
     (b) Tenant shall submit to Landlord a final space plan and all specifications, details, finishes (including, without limitation, paint and carpet selections), elevations and sections, all as approved by Tenant and Landlord, on or before June 1, 2007.
     (c) Tenant shall submit to Landlord final architectural, mechanical and engineering working drawings approved by Tenant and Landlord on or before September 1, 2007.
     6. Approval. All plans and drawings (and changes thereto) are subject to the plan approval process set forth in the Lease, including, but not limited to, those provisions set forth in Article 13 (notwithstanding the fact the Tenant Improvements are not Alterations under the Lease) and Article 15. Landlord’s approval shall not constitute either (a) approval of any delay caused by Tenant or a waiver of any right or remedy that may arise as a result of such delay, or (b) Landlord’s representation that such approved plans, drawings or changes comply with all Laws. Except for deficiencies arising due to inaccurate data provided by Landlord as to the base building structure and systems upon which Tenant relied in preparing the Final Construction Drawings, any deficiency in design or construction, although same had prior approval of Landlord, shall be solely the responsibility of Tenant. All materials and equipment furnished by Tenant shall be new or like-new and all work shall be done in a first-class workmanlike manner.
     7. General Requirements.
     (a) Tenant construction shall proceed only on the basis of approved drawings. Substantial changes that occur during actual construction that differ from the approved drawings will require alterations at Tenant’s expense to restore compliance with approved drawings (and any approved changes thereto).
     (b) Upon Landlord’s approval of the Final Construction Drawings, Tenant shall submit the following:
     1. Names of general contractor (including main office name, address, phone and fax, and, as soon as it becomes available, project manager name, direct phone, fax, cell phone and

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email address, superintendent and field supervisor name, direct phone, job phone, cell phone, fax and email address) and all subcontractors (with full contact information for office and field supervision as listed above for general contractor) (all of which shall be subject to Landlord’s reasonable approval);
     2. Proof of contractor’s bond in the name of Tenant’s General Contractor;
     3. Proof of Tenant insurance coverage (to include insurance coverage required for Tenant’s General Contractor, and any subcontractors and vendors retained for the purpose of performing the Tenant Improvements);
     4. Proposed completion schedule from Tenant’s General Contractor;
     5. Prior to commencement of the Tenant Improvements, copy of building permit(s);
     7. Written acknowledgment by Tenant and Tenant’s General Contractor that the Rules and Procedures for Contractors attached as Schedule II to this Exhibit A-2 shall be adhered to during the performance of the Tenant Improvements.
     8. Compliance with Applicable Law. The Tenant Improvements shall conform to the requirements of Landlord’s and Tenant’s insurers and of the Federal, state and local governments having jurisdiction over the Premises, shall be performed in accordance with the terms and provisions of the Lease in a good and workmanlike manner, in accordance with the approved plans and specifications. If the Tenant Improvements are not performed as herein required, Landlord shall have the right, at Landlord’s option, to halt any further performance of the Tenant Improvements, or to require Tenant to perform the Tenant Improvements as herein required or to require Tenant to return the Premises to its condition before such Tenant Improvements.
     9. Mechanic’s and Materialmen’s Liens. If any mechanic’s or materialmen’s lien is filed against the Premises, the Building or the Land for work done or claimed to have been done for, or materials claimed to have been furnished to or for the benefit of, Tenant, such lien shall be discharged of record by Tenant within ten (10) days after such filing by the payment thereof or the filing of any bond required by law. If Tenant shall fail to discharge any such lien, Landlord may (but shall not be obligated to) following written notice to Tenant, discharge the same, the cost of which shall be paid by Tenant upon demand by Landlord. Such discharge by Landlord shall not be deemed to waive or release the default of Tenant in not discharging the same. Neither Landlord’s consent to the Tenant Improvements nor anything contained in this Work Letter or the Lease shall be deemed to be the agreement or consent of Landlord to subject Landlord’s interest in the Premises, the Building or the Land to any mechanic’s or materialmen’s liens which may be filed in respect of the performance of the Tenant Improvements.
     10. [Reserved].
     11. Completion of the Tenant Improvements.
          (a) At such time as the Tenant Improvements shall be completed, Tenant, at its sole cost and expense and without cost to Landlord shall:
               (i) Furnish evidence satisfactory to Landlord that all of the Tenant Improvements have been completed and paid for in full (and such work has been accepted by Landlord), that any and all liens therefor that have been or might be filed have been discharged of record (by

A-2-I-4

payment, bond, order of a court of competent jurisdiction or otherwise) or waived, and that no security interests relating thereto are outstanding;
               (ii) Reimburse Landlord for the cost of any of the Tenant Improvements performed for Tenant by Landlord at Tenant’s request, to the extent not covered by the Improvements Allowance;
               (iii) Furnish to Landlord copies of all certifications and approvals with respect to the Tenant Improvements that may be required from any governmental authority and any board of fire underwriters or similar body for the use and occupancy of the Premises;
               (iv) Furnish Landlord with one (1) set of reproducible “as built” drawings (on CADD file) and two (2) sets of “blue-line” “as built” drawings of the Premises;
               (v) Furnish to Landlord the insurance required to be provided by Tenant pursuant to Article 17 of the Lease;
               (vi) Furnish an affidavit from Tenant’s architect certifying that all work performed in the Premises is in accordance with the working drawings and specifications approved by Landlord; and
               (vii) Furnish all guaranties and/or warranties in accordance with this Exhibit.
     (b) Within ninety (90) days after the Tenant Improvements are completed by Tenant, at its sole cost and expense and without cost to Landlord, shall furnish to Landlord an HVAC air balancing report (reasonably satisfactory to Landlord).
     12. Work Standards. All of the Tenant Improvements shall be done and installed in compliance with all applicable laws and in accordance with the provisions of the Lease, including, but not limited to, the provisions of Article 13 (notwithstanding the fact the Tenant Improvements are not Alterations under the Lease) and Article 15.
     13. Permits. As expeditiously as possible, Tenant shall file all applications, plans and specifications, pay all fees and obtain all permits, certificates and other approvals required by the jurisdiction in which the Building is located and any other authorities having jurisdiction in connection with the commencement and completion of the Tenant Improvements, and diligently and in good faith pursue same so that all permits and approvals are issued as soon as practicable. If minor modifications are at any time required by government authorities to any such plans or specifications, then Tenant shall make such modifications. At no cost to Landlord, Landlord shall cooperate with Tenant in obtaining all such permits and other items. Tenant shall obtain a Non-Residential Use and Occupancy Permit and all other approvals required for Tenant to use and occupy the Premises and to open for business to the public. Copies of all building permits/occupancy permits are to be forwarded to Landlord.
     14. Contractor Insurance. Tenant’s contractors and subcontractors shall be required to provide, in addition to the insurance required of Tenant pursuant to Article 17 of the Lease, the following types of insurance:
     (a) Builder’s Risk Insurance. At all times during the period between the commencement of construction of the Tenant Improvements and the date (the “Opening Date”) on which Tenant opens the Premises for business with the public with a valid certificate of occupancy (or use and occupancy permit,

A-2-I-5

as applicable) in place, Tenant shall maintain, or cause to be maintained, casualty insurance in Builder’s Risk Form covering Landlord, Landlord’s architects, Landlord’s contractor or subcontractor (if any), Tenant and Tenant’s contractors, as their interest may appear, against loss or damage by fire, vandalism, and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all of the Tenant Improvements in place and all materials stored at the site of the Tenant Improvements, and all materials, equipment, supplies and temporary structures of all kinds incident to the Tenant Improvements and builder’s machinery, tools and equipment, all while forming a part of, or on the Premises, or when adjacent thereto, while on drives, sidewalks, streets or alleys, all on a completed value basis for the full insurable value at all times. Said Builder’s Risk Insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord, its agents, employees and contractors.
     (b) Worker’s Compensation. At all times during the period of construction of the Tenant Improvements, Tenant’s contractors and subcontractors shall maintain in effect statutory worker’s compensation as required by the jurisdiction in which the Building is located.
     15. Contractor Liability. Tenant’s contractors or subcontractors or their respective employees, in the prosecution of the Tenant Improvements, and with respect to such work, agree to indemnify and save free and harmless Landlord from and against all losses and/or expenses, including reasonable legal fees and expenses which they may suffer or pay as the result of claims or lawsuits due to, because of, or arising out of any and all such injuries or death and/or damage, whether real or alleged; and Tenant and Tenant’s contractors and/or subcontractors or their respective insurance companies shall assume and defend at their own expense all such claims or lawsuits. Tenant agrees to insure this assumed liability in its policy of Broad Form Commercial General Liability insurance and the certificate of insurance or copy of the policy that Tenant will present to Landlord shall so indicate such contractual coverage.
     16. Coordination. Tenant shall schedule and coordinate with Landlord the construction of the Tenant Improvements (and the means and times of access to and from the Premises by Tenant and Tenant’s contractors, subcontractors, deliverymen and agents) so as not to unreasonably interfere with the normal operations of the Building or the operations of or construction for other tenants in the Building. Landlord and Tenant shall cooperate to ensure timely and efficient completion of the Tenant Improvements.
     17. Roof. Roof penetrations by Tenant and roof installation of equipment and/or structures by Tenant, shall be subject to Article 15 and Section 18.4.
     18. Loads. No item shall be mounted on or hung from the interior or exterior of the Building by Tenant without Landlord’s prior written approval, not to be unreasonably withheld, delayed, or conditioned. If Tenant desires to mount or hang anything, Tenant shall notify Landlord of the loads involved and shall pay all costs involved.
     19. [Reserved].
     20. Contractor Responsibilities. It shall be Tenant’s responsibility to cause each of Tenant’s contractors and subcontractors to:
     (a) Maintain continuous protection of any premises adjacent to the Premises in such a manner (including the use of lights, guardrails, barricades and dust-proof partitions where required) as to

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prevent any damage to landlord’s work or said adjacent premises by reason of the performance of the Tenant Improvements.
     (b) Secure (i) all parts of the roof during performance of the Tenant Improvements on the roof, and (ii) the Land during performance of the Tenant Improvements required to be performed in connection with the installation of the Generator by Tenant; in each case, against accidents which may arise due to the fact the Tenant Improvements are being performed. Tenant’s barricade or other protective device shall be attractive in appearance, shall obstruct the subject Tenant Improvements from view, and shall be of materials reasonably approved by Landlord.
     (c) Comply strictly with the Rules and Regulations and Procedures set forth in Schedule II to this Exhibit A-2, and Tenant agrees to be responsible for any violations thereof.
     (d) Remove and dispose of, at Tenant’s sole cost and expense, at least daily and more frequently if necessary, all debris and rubbish caused by or resulting from the Tenant Improvements, and upon completion, to remove all temporary structures, surplus materials, debris and rubbish of whatever kind remaining on any part of the Building or in proximity thereto which was brought in or created in the performance of the Tenant Improvements (including stocking refuse). If at any time Tenant’s contractors and subcontractors shall neglect, refuse or fail to remove any debris, rubbish, surplus materials, or temporary structures, Landlord at its sole option may remove the same at Tenant’s expense without prior notice.
     (e) Use only the Premises for the performance of the Tenant Improvements and the Permitted Use.
     (f) Guarantee that the work done by it will be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Tenant shall also require that any such contractors and subcontractors shall be responsible for the replacement or repair without charge for any and all work done or furnished by or through such contractors or subcontractors which becomes defective within one (1) year after completion. Replacement or repair of such work shall include, without charge, all expenses and damages in connection with such removal, replacement, or repair of all or any part of such work, or any part of the Building which may have been damaged or disturbed thereby. All warranties or guarantees as to materials or workmanship or with respect to the Tenant Improvements shall be contained in the contract or subcontract, which shall provide that said guarantees or warranties shall inure to the benefit of both Landlord and Tenant and be directly enforceable by either of them. Tenant covenants to give to Landlord any assignment or other assurance necessary to effect such right of direct enforcement.
     21. Utilities. In connection with utility service to the Premises, all applications, deposits, installation charges and arrangement for the same (except those provided by Landlord) shall be the sole responsibility of Tenant. From and after the Lease Commencement Date, all utility charges shall be paid pursuant to the terms of the Lease.

Initials of:

Landlord:

Tenant:

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EXHIBIT A-2
SCHEDULE I
[RESERVED]

A-2-I-1

EXHIBIT A-2
SCHEDULE II
RULES AND PROCEDURES FOR CONTRACTORS
FOR
TENANT BUILDOUT AND/OR RENOVATION
PART I – Proper Conduct of Construction Employees and Sub-Contractors
All Construction workers should conduct themselves in a manner appropriate to business surroundings to including the following:
•	Refrain from using vulgar language or shouting so as not to disturb working tenants.
•	Use of alcohol or drugs on the job site is not allowed. Any violators shall be immediately dismissed from the building.
•	No radios/music will be played that can be heard in the common areas of the building.
•	No smoking is permitted in the building.
•	All food trash will be disposed of daily.
•	Breaks for eating will be within the work area, not in any common areas of the building.
•	Entry to the building for construction personnel and deliveries shall be through the rear loading area of the building.
•	Construction personnel will not be allowed to use the building phones.
PART II – General Building Regulations
Construction supervisors shall ensure that the following regulations are followed:
•	Construction materials may not be left in any portion of a common area that is utilized by tenants of the building, including hallways and lobby areas.
•	Construction materials may not be placed in such a manner that egress to a fire doors or to stairwells are obstructed.
•	Contractors will remove their trash and debris daily. The contractor must provide construction dumpster(s). Building trash containers are not to be used for construction debris. Failure to properly clean up debris will result in a cleaning charge to the contractor. (Minimum charge is $50.00).
•	Dumpsters shall be placed in the Landlord designated area.
•	During construction, contractor shall raise blinds and protect them with plastic so as not to damage them.

A-2-II-1

•	Masonite boards will be placed on all carpeted areas of the building and the freight elevator, when used during trash removal and delivery of supplies.
•	Common areas of the building affected by construction will be vacuumed at the end of the workday.
•	Prior to demolition, if carpet is to remain in the suite, it should be protected by heavy plastic cover or removed, stored and re-laid. Failure to protect carpet or lobby floors will result in a cleaning charge.
•	All doors from the common lobbies and corridors to the construction suite are to be kept closed at all times.
•	The building is secured after normal business hours. Arrangements for after-hours entry must be made in advance of need.
•	All work must be performed in compliance with OSHA safety standards
•	Before any drilling, core boring or other structural work is performed, the contractors will verify the locations of the building’s utility lines or other obstructions so as not to damage them. Contractors are urged to take all possible precautions to protect utility lines. X-ray prior to any core drilling may be required.
•	No utilities or services to tenants are to be cut off or interrupted without first having requested in writing, and secured, in writing, the permission of the Landlord’s representative.
•	Landlord shall be notified of all exterior work 24 hours prior to commencement.
•	Wherever it is deemed necessary to temporarily issue a key to the contractor, the contractor shall be responsible for controlling possession and use of the same until returned to the issuing party.
PART III – Elevator Use and Cleaning
•	All construction materials and tools are to be hauled on the designated freight elevator only; any violations of this regulation may result in immediate removal of the contractor from the project.

•	Elevator handrails may not be used as chairs or supply holders.

•	Use of freight elevator is not restricted during Building Hours. Use of freight elevator after Building Hours must be accompanied by the Building Engineer, whom Landlord shall make available to Tenant upon reasonable advance notice given by Tenant to Landlord. The designated freight elevator is the only elevator to be used for moving materials and shall be properly protected with temporary Masonite floor protection. Protective wall coverings will be provided by Landlord for use by the contractor. The contractor shall be responsible for the installation and removal of elevator pads on a daily basis. Contractor is responsible for any damage to the elevator cab that may occur.

•	Contractor must implement a dust and debris policy to prevent dust from being tracked or conveyed to any portion of the building.

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•	Arrangement must be made with the Building Engineer to place the elevator on independent service for the hauling of materials. Elevator doors should never be propped open by any method other than use of the elevator lock-off key.

•	The contractor will remove all protective materials at the end of the contractor’s workday.

•	Damage must be reported to the management office immediately

•	Any damage to the elevator, mechanical or aesthetic affirmatively shown to be caused by Tenant will be billed to Tenant.
PART IV – Deliveries
•	The loading dock located at the rear of the property is for deliveries only.
•	Deliveries must be coordinated with the Building Engineer or the Management Office during Building Hours.
•	Deliveries scheduled at times other than regular business hours will require the presence of the Building Engineer.
PART V – Parking
•	Landlord’s representative shall designate a general construction parking area. Violators will be towed.
PART VI – Restrooms
•	The Building Engineer will designate a restroom for contractor use.
•	Restrooms on occupied floors, other than the designated restroom, are not to be used.
•	Restrooms may not be used to clean tools, paintbrushes, etc. A slop sink is located in the janitor’s closet on each floor. Contractors will clean up after themselves daily if slop sinks are used.
PART VII – Work Involving Excessive Noise
•	All work involving excessive noise such as drilling, noisy demolition or any work which may disturb other tenants in the building will be permitted during non-business hours only, before 8:00 am or after 6:00 pm, Monday through Friday, or before 8:00 am or after 1:00 pm Saturdays. Manager should be notified of all work involving excessive noise at least 24 hours in advance.
PART VIII – Mechanical, Electrical and Plumbing Safety
•	All work to be performed on mechanical, electrical or plumbing systems must be scheduled with the Building Engineer or the Management Office.
•	Lock-out/Tag-out must be used for all electrical work.

A-2-II-3

•	If any mechanical, electrical, or plumbing system is already off prior to the commencement of work, Tenant shall coordinate with the Building Engineer and determine why the system is off prior to commencing work.
•	The Building Engineer must be present if a Building system-wide condenser water system needs to be drained.
•	All work involving Building system-wide condenser or domestic water risers, the shutdown of electrical panels or any other disruptive activity must be scheduled after regular business hours, and will require the presence of the Building Engineer.
•	During construction, any exposed HVAC unit should be kept free of all construction materials, food and drinks. Nothing should be placed on top of or in front of any units. Contractor will not operate any HVAC equipment without approval of the Building Engineer. Contractor will be responsible for cost of maintaining the HVAC filter throughout performance of the Tenant Improvements and replacing the HVAC filter(s) upon completion of the Tenant Improvements.
PART IX – Fire Annunciation System
•	All fire alarm and sprinkler work must be coordinated with the engineer’s office at least 24 hours in advance.
•	Contractor shall take all necessary precautions to prevent accidental alarm of the fire system devices. Before any such device is temporarily incapacitated, Landlord’s representative shall be advised and contractor will be responsible for any necessary notification of the Fire Department. ANY CONTRACTOR WHO ACCIDENTALLY SETS OFF A BUILDING FIRE ALARM WILL BE ASSESSED $500.00 PER INCIDENT.
•	Any modifications to the building fire alarm system must be coordinated with the Building Engineer, the Management Office, and the Building Fire Alarm Contractor.
PART X – Use of Materials that Emit Volatile Organic Compounds (VOCS)
•	Any work involving the use of materials, which emit VOCS, must be scheduled in advance with the Building Engineer and the Management office.
•	Electrostatic painting, Polymix painting, staining, varnishing, or the use of oil base paints must be scheduled for evening hours after 8:00 p.m. and completed prior to 1:00 a.m. or on weekends beginning at 2:00 p.m. on Saturday and ending prior to 1:00 a.m. Monday morning in occupied buildings.
Materials likely to emit VOCS are:
Adhesives
Paints, varnishes, lacquers
Wood preservatives, stains or other wood finishing products
Waterproofing products
Caulking
Glazing compounds
Joint fillers
Duct sealants

A-2-II-4

Carpet seam sealants
•	These materials shall be applied according to the manufacturers specifications.
•	When using products that may emit VOCS the General Contractor is responsible for the following:
Performing the work during non business hours
Properly scheduling the work
Properly ventilating the affected area during and after application
Proper disposal of the materials and materials associated with clean-up
•	A copy of the construction schedule is to be provided to the management office prior to the commencement of work.
•	A copy of the approved Building Permit and inspection approvals will be provided to the Landlord prior to the commencement of work, and as construction progresses.
•	Contractor will provide a written list of phone and emergency contact numbers.
•	Prior to the commencement of work, contractor will provide Material Safety Data Sheets (MSDS) for all materials to be used during the course of construction.
•	An approved Certificate of Insurance will be provided to the Landlord prior to the commencement of work.
•	Contractor will be responsible for any damage to the common areas caused by construction.
•	Contractor is responsible for labeling all electrical panels affected by the work.
Signage – Contractor or subcontractor signage may not be displayed in the building common areas or any of the window glass.
Posting of rules and regulations – A copy of these rules and regulations, acknowledged and accepted by the General Contractor, must be posted on the job site in a manner allowing easy access by all workers. It is the General Contractor’s responsibility to instruct all workers, including subcontractors, to familiarize themselves with these rules.
Safety – Contractors shall be extremely cognizant of all life safety issues and shall provide a list of emergency contacts in the event that a representative of the contractor’s organization must be contacted after hours. In addition to this contact list, contractors shall provide fire extinguishers at a ratio of one (1) for each 10,000 square feet of construction area (or as otherwise required by applicable law) and such fire extinguishers shall be mounted in a visible area marked properly. Contractors shall comply with all OSHA regulations as well as all federal, state and district codes relating to workers safety. The contractor shall review the job site and the job organization for total compliance to these rules and regulations on a weekly basis and provide a report to the owner that such review has been performed and any infractions that were observed during this review. After construction, the contractor will provide Material Safety Data Sheets for all materials used on-site by the contractor.

A-2-II-5

Acknowledged By:

Date:

A-2-II-6

EXHIBIT B
RULES AND REGULATIONS
RULES AND REGULATIONS
PRESIDENTS PARK
This Exhibit is attached to and made a part of that certain Lease Agreement dated as of February ___, 2007 (the “Lease”), by and between PRESIDENTS PARK II LLC, a Delaware limited liability company (“Landlord”), and XO COMMUNICATIONS, LLC (“Tenant”). In the event of any conflict or inconsistency between the terms and conditions of these rules and regulations, as now or hereafter in effect, and the terms and provisions of the Lease, the terms and provisions of the Lease shall prevail. In the event of any conflict or inconsistency between the terms and provisions of these rules and regulations, as now or hereafter in effect, and plans approved, in writing, by Landlord in respect of the Lease, the plans so-approved shall prevail.
The following rules and regulations have been formulated for the safety and well-being of all tenants of the Building. Strict adherence to these rules and regulations is necessary to guarantee that every tenant will enjoy a safe and undisturbed occupancy of its premises. Any violation of these rules and regulations by Tenant shall constitute a default by Tenant under the Lease.
The following rules shall be applicable to all tenants of the Building:
     1. Tenant shall not obstruct or encumber or use for any purpose other than ingress and egress to and from the Premises any sidewalk, entrance, passage, court, elevator, vestibule, stairway, corridor, hall or other part of the Building not exclusively occupied by Tenant. No bottles, parcels or other articles shall be placed, kept or displayed on window ledges, in windows or in corridors, stairways or other public parts of the Building. Tenant shall not place any showcase, mat or other article outside the Premises. Tenant shall keep all portions of the Premises which are visible from public parts of the Building’s in a tasteful, neat and orderly condition characteristic of first-class professional offices, so as not to be offensive to other tenants of the Building. No desks, bookcases, file cabinets and other furniture shall be placed against exterior windows.
     2. Landlord shall have the right to control and operate the public portions of the Building and the facilities furnished for common use of the tenants, in such manner as Landlord deems best for the benefit of the tenants generally. Tenant shall not permit the visit to the Premises of persons in such numbers or under such conditions as to interfere with the use and enjoyment of the entrances, corridors, elevators and other public portions or facilities of the Building by other tenants. Tenant shall coordinate in advance with Landlord’s property management department all construction and oversized deliveries to the Building so that arrangements can be made to minimize such interference (and this provision shall not apply to any regular office delivery). Tenant shall not permit its employees and invitees to congregate in the elevator lobbies or corridors of the Building. Canvassing, soliciting and peddling in the Building are prohibited, and Tenant shall cooperate to prevent the same. Public corridor doors, when not in use, shall be kept closed. Nothing, including mats and trash, shall be placed, swept or thrown into the corridors, halls, elevator shafts, stairways or other public or common areas.
     3. Tenant shall not attach, hang or use in connection with any window or door of the Premises any drape, blind, shade or screen, without Landlord’s prior written consent. All awnings, drapes projections, curtains, blinds, shades, screens and other fixtures shall be of a quality, type, design and color, and shall be attached in a manner, approved in writing by Landlord. Any Tenant-supplied window treatments shall be installed behind Landlord’s standard window treatments so that Landlord’s standard window treatments will be what is visible to persons outside the Building. Drapes (whether installed by Landlord or Tenant) which are visible from the exterior of the Building shall be cleaned by Tenant at least once a year, without notice from Landlord, at Tenant’s own expense.
     4. Tenant shall not use the water fountains, water and wash closets, and plumbing and other fixtures for any purpose other than those for which they were constructed, and Tenant shall not place any debris, rubbish, rag or other substance therein (including, without limitation, coffee grounds).
     5. Tenant shall not construct, maintain, use or operate any electrical device, wiring or apparatus in connection with a loudspeaker system (other than an ordinary telephone and paging system) or other sound system, in connection with any excessively bright, changing, flashing, flickering or moving light or lighting device, or in connection with any similar device or system outside of its Premises or within such Premises so that the same can be heard or seen from outside the Premises. No flashing, neon or search lights shall be used which can be seen outside the Premises. Only warm white lamps may be used in any fixture that may be visible from outside the Building or Premises. Tenant shall not maintain, use or operate within the Premises any space heater.
     6. Tenant shall not bring any bicycle, vehicle, animal, bird or pet of any kind into the Building, except seeing-eye or hearing-ear dogs for handicapped persons visiting the Premises. Except while loading and unloading vehicles, there shall be no parking of vehicles or other obstructions placed in the loading dock area. Tenant has the right to establish and maintain a bicycle storage area near the Parking Facility for use by its employees, however, subject to the prior approval of Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed.
     7. Except as specifically provided to the contrary in the Lease, Tenant shall not cook or permit any cooking on the Premises, except for toaster, toaster ovens, microwave cooking and use of coffee machines by Tenant’s employees for their own consumption. Tenant shall not cause or permit any unusual or objectionable odor to be produced upon or emanate from the Premises.
     8. Tenant shall not make any unseemly or disturbing noise or disturb or interfere with occupants of the Building, whether by the use of any musical instrument, radio, talking machine or in any other way.
     9. Tenant shall not place on any floor a load exceeding the floor load per square foot set forth in the Lease. Landlord shall have the right to reasonably approve the weight, position and manner of installation of safes and other heavy equipment and fixtures. Landlord shall have the right to repair at Tenant’s expense any damage to the Premises or the Building caused by Tenant’s moving property into or out of the Premises or due to the same being in or upon the Premises or to require Tenant to do the same. Tenant shall not receive into the Building or carry in the elevators any safes, freight, furniture, equipment or bulky item except as approved by Landlord, and any such furniture, equipment and bulky item shall be delivered only through the designated delivery entrance of the Building and the designated freight elevator at designated times. Tenant shall remove promptly from any sidewalk adjacent to the Building any furniture, furnishing, equipment or other material there delivered or deposited for Tenant. Landlord reserves the right to inspect all freight to be brought into the Building, except for government classified and confidential client materials, and to exclude from the Building all freight which violates any of these rules or the Lease.

     10. Tenant shall not place additional locks or bolts of any kind on any of the doors or windows, and shall not make any change in any existing lock or locking mechanism therein, without Landlord’s prior written approval. At all times Tenant shall provide Landlord with a “master” key for all locks on all doors and windows. Tenant shall keep doors leading to a corridor or main hall closed at all times except as such doors may be used for ingress or egress and shall lock such doors during all times the Premises are unattended. Tenant shall, upon the termination of its tenancy: (a) restore to Landlord all keys and security cards to stores, offices, storage rooms, toilet rooms, the Building and the Premises which were either furnished to, or otherwise procured by, Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay the replacement cost thereof; and (b) inform Landlord of the combination of any lock, safe and vault in the Premises. At Landlord’s request, Landlord’s then customary charge per key shall be paid for all keys in excess of two (2) of each type. Tenant’s key system shall be consistent with that for the rest of the Building.
     11. Except as shown in the Final Construction Drawings, Tenant shall not install or operate in the Premises any electrically operated equipment or machinery (other than standard servers, desk-top office equipment, including, without limitation, desk-top computers and copiers, typewriters, facsimile machines, printers or other similar equipment used in connection with standard office operations) without obtaining the prior written consent of Landlord. Landlord may condition such consent upon Tenant’s payment of additional rent in compensation for the excess consumption of electricity or other utilities and for the cost of any additional wiring or apparatus that may be occasioned by the operation of such equipment or machinery. Landlord shall have the right at any time and from time to time to designate the electric service providers for the Building. Tenant shall cooperate with Landlord and such service providers and shall allow, as reasonably necessary, access to the Building’s electric lines, feeders, risers, wiring and any other Building machinery. Tenant shall not install any equipment of any type or nature that will or may necessitate any changes, replacements or additions to, or changes in the use of, the water system, heating system, plumbing system, air-conditioning system or electrical system of the Premises or the Building, without obtaining Landlord’s prior written consent, which consent may be granted or withheld in Landlord’s sole and absolute discretion. If any machine or equipment of Tenant causes noise or vibration that may be transmitted to such a degree as to be objectionable to Landlord or any tenant in the Building, then Landlord shall have the right to install at Tenant’s expense vibration eliminators or other devices sufficient to reduce such noise and vibration to a level satisfactory to Landlord or to require Tenant to do the same.
     12. All telephone and telecommunications services desired by Tenant shall be ordered by and utilized at the sole expense of Tenant. Unless Landlord otherwise requests or consents in writing, all of Tenant’s telecommunications equipment shall be and remain solely in the Premises and the telephone closet(s) designated by Landlord. Landlord shall have no responsibility for the maintenance of Tenant’s telecommunications equipment (including wiring) nor for any wiring or other infrastructure to which Tenant’s telecommunications equipment may be connected. Subject to the provisions of the Lease, Tenant shall not utilize any wireless communications equipment (other than usual and customary cellular telephones), including antennae and satellite receiver dishes, at the Premises or the Building, without Landlord’s prior written consent.
     13. No telephone, telecommunications or other similar provider whose equipment is not then servicing the Building shall be permitted to install its lines or other equipment within or about the Building without first securing the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord’s approval shall not be deemed any kind of warranty or representation by Landlord, including, without limitation, any warranty or representation as to the suitability, competence, or financial strength of the provider. Without limitation of the foregoing standards, as specific conditions of any consent: (i) Landlord shall incur no expense whatsoever with respect to any aspect of the provider’s provision of its services (including, without limitation, the costs of installation, materials and services); (ii) prior to commencement of any work in or about the Building by the provider, the provider shall supply Landlord with such written indemnities, insurance, financial statements, and such other items as Landlord reasonably determines and Landlord shall have reasonably determined that there is sufficient space in the Building for the placement of the necessary equipment and materials; (iii) the provider agrees to abide by such rules and regulations, building and other codes, job site rules and such other requirements as are reasonably determined by Landlord to be necessary; (iv) the provider shall agree to use existing building conduits and pipes or use building contractors (or other contractors approved by Landlord); (v) the provider shall pay Landlord such compensation as is reasonably determined by Landlord to compensate it for space used in the building for the storage and maintenance of the provider’s equipment, the fair market value of a provider’s access to the Building, and the costs which may reasonably be expected to be incurred by Landlord; (vi) the provider shall agree to deliver to Landlord detailed “as built” plans immediately after the installation of the provider’s equipment is complete; and (vii) all of the foregoing matters shall be documented in a written agreement between Landlord and the provider on Landlord’s standard form and otherwise reasonably satisfactory to Landlord.
     14. Landlord reserves the right to exclude from the Building at all times any person who does not properly identify himself to the Building management or attendant on duty. Landlord shall have the right to exclude any undesirable or disorderly persons from the Building at any time. Landlord may require all persons admitted to or leaving the Building to show satisfactory identification and to sign a register. Landlord has the right to evacuate the Building in the event of emergency or catastrophe or for the purpose of holding a reasonable number of fire drills.
     15. Tenant shall not permit or encourage any loitering in or about the Premises and shall not use or permit the use of the Premises for lodging, dwelling or sleeping.
     16. Tenant, before closing and leaving the Premises at the end of each business day, shall see that all lights and standard office equipment (but not any non-standard technical equipment) are turned off, including, without limitation, coffee machines.
     17. Tenant shall not request Landlord’s employees to perform any work or do anything outside of such employees’ regular duties without Landlord’s prior written consent. Tenant’s special requirements will be attended to only upon application to Landlord, and any such special requirements shall be billed to Tenant in accordance with the schedule of charges maintained by Landlord from time to time or as is agreed upon in writing in advance by Landlord and Tenant. Tenant shall not employ any of Landlord’s employees for any purpose whatsoever without Landlord’s prior written consent. Tenant shall notify Landlord or the Building manager of any person employed by it to do janitorial work within the Premises, except for full-time employees of Tenant, prior to such person’s commencing work, and such person shall, while in the Building and outside of the Premises, comply with all instructions issued by Landlord or its representatives.
     18. There shall not be used in any space, or in the public halls of the Building, either by any tenant or by jobbers or others in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards. Tenant shall be responsible for any loss or damage resulting from any deliveries made by or for Tenant.
     19. Tenant shall not install or permit the installation of any wiring for any purpose on the exterior of the Premises. Landlord will direct electricians as to where and how telephone and telegraph wires are to be introduced. No boring or cutting for wires or stringing of wires will be allowed without written consent of Landlord, as set forth in the Lease. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord, as set forth in the Lease. All such work shall be effected pursuant to permits issued by all applicable governmental authorities having jurisdiction. Tenant shall not do anything, or permit anything to be done, in or about the Building, or bring or keep anything therein, that will in any way increase the possibility of fire or other casualty or obstruct or interfere with the rights of, or otherwise injure or annoy, other tenants, or do anything in conflict with the valid pertinent laws, rules, or regulations of any governmental authority.
     20. Tenant acknowledges that it is Landlord’s intention that the Building be operated in a manner which is consistent with the highest standards of cleanliness, decency and morals in the community which it serves. Toward that end, Tenant shall not sell, distribute, display or offer for sale any item which, in Landlord’s judgment, is inconsistent with the quality of operation of the Building or may tend to impose or detract from the moral character or image of the Building. Tenant shall not use the Premises for any immoral or illegal purpose. Tenant shall cooperate with Building employees in keeping the Premises neat and clean.
     21. Unless otherwise expressly provided in the Lease, Tenant shall not use, occupy or permit any portion of the Premises to be used or occupied for the storage, manufacture, or sale of liquor.
     22. Tenant shall purchase or contract for waxing, rug shampooing, venetian blind washing, interior glass washing, furniture polishing, janitorial work, removal of any garbage from any dining or eating facility or for towel service in the Premises, only from contractors, companies or persons reasonably approved by Landlord.
     23. Tenant shall not remove, alter or replace the ceiling light diffusers, ceiling tiles or air diffusers in any portion of the Premises without the prior written consent of Landlord.
     24. Tenant shall not purchase water, ice, coffee, soft drinks, towels, or other merchandise or services from any company or person whose repeated violation of Building regulations has caused, in Landlord’s reasonable opinion, a hazard or nuisance to the Building and/or its occupants.
     25. Tenant shall not pay any employee on the Premises except those actually employed therein; nor shall Tenant use the Premises as headquarters for large scale employment of workers for other locations.
     26. Landlord shall have the right, upon written notice to Tenant, to require Tenant to refrain from or discontinue any on-Premises advertising by Tenant which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability for offices.
     27. Tenant shall not in any manner deface any part of the Premises or the Building. Other than ordinary office decorations, no stringing of wires, boring or cutting shall be permitted except with Landlord’s prior written consent. Any floor covering installed by Tenant shall have an under layer of felt rubber, or similar sounddeadening substance, which shall not be affixed to the floor by cement or any other non-soluble adhesive materials.
     28. Should Tenant’s use and occupancy of the Premises require the installation of supplemental cooling, Tenant has the right to install, on the roof and elsewhere, HVAC units of the type that require heat rejection units (i.e., condensers or dry coolers) on the roof and the capability to install the appropriate related piping from these heat rejection units to the technical equipment spaces so that such units can be cooled twenty-four (24) hours per day without interruption. Tenant agrees to be responsible for fees associated with placing equipment on the roof of the Building, subject to Section 15.6.

     29. Tenant shall handle its newspapers, “office paper,” garbage, trash and other waste products in the manner required by applicable law (as the same may be amended from time to time) whether required of Landlord or otherwise and shall conform with any recycling plan instituted by Landlord. Landlord shall have no obligation to accept any waste that is not prepared for collection in accordance with any such requirements. If Tenant is unable to comply with Landlord’s standard procedures regarding the internal collection, sorting, separation and recycling of waste, then, upon reasonable advance notice to Landlord, Landlord shall use reasonable efforts to arrange for alternative procedures for Tenant, provided Tenant shall pay Landlord all additional costs incurred by Landlord with respect thereto.
     30. Tenant shall not bring or keep, or permit to be brought or kept, in the Building any weapon or flammable, combustible or explosive fluid, chemical or substance, except as otherwise expressly permitted in the Lease.
     31. Tenant shall comply with all workplace smoking Laws. There shall be no smoking in bathrooms, elevator lobbies, elevators, terraces, loading docks, plaza areas, and other common areas.
     32. All wiring and cabling installed by Tenant shall be marked and coded, in a manner reasonably acceptable to Landlord, to identify such facilities as belonging to Tenant and the point of commencement and termination of such facilities. All such cabling and wiring shall, at Landlord’s request, be removed by Tenant upon the expiration or termination of the Lease if required by the terms of the Lease or if applicable governmental agencies require removal of such facilities upon the termination of their use or abandonment.
     33. Landlord may, upon request of Tenant, waive Tenant’s compliance with any of the rules, provided that (a) no waiver shall be effective unless signed by Landlord, (b) no waiver shall relieve Tenant from the obligation to comply with such rule in the future unless otherwise agreed in writing by Landlord, (c) no waiver granted to any tenant shall relieve any other tenant from the obligation of complying with these rules and regulations, and (d) no waiver shall relieve Tenant from any liability for any loss or damage resulting from Tenant’s failure to comply with any rule. Landlord reserves the right to rescind any of these rules and make such other and further rules as in the judgment of Landlord shall from time to time be needed for the safety, protection, care, and cleanliness of the Building, the operation thereof, the preservation of good order therein, and the protection and comfort of its tenants, their agents, employees, and invitees, which rules when made and notice thereof given to a tenant shall be binding upon it in like manner as if originally herein prescribed.

EXHIBIT C-1
DECLARATION BY LANDLORD AND TENANT
AS TO DATE OF DELIVERY AND ACCEPTANCE OF
POSSESSION, LEASE COMMENCEMENT DATE, ETC.
THIS DECLARATION is hereby attached to and made a part of the Deed of Lease dated February ___, 2007 (the “Lease”) between PRESIDENTS PARK II LLC (“Landlord”) and XO COMMUNICATIONS, LLC (“Tenant”). All terms used in this Declaration have the same meaning as they have in the Lease.
     (i) Landlord and Tenant do thereby declare that possession of the Premises was accepted by Tenant on                                         , subject to the terms and conditions of the Lease;
     (ii) As of the date hereof, the Lease is in full force and effect;
     (iii) The Lease Commencement Date is hereby established to be                                         ; and
     (iv) The Lease Expiration Date is hereby established to be November 30, 2017 unless the Lease is sooner terminated pursuant to any provision hereof.

LANDLORD:

PRESIDENTS PARK II LLC

By:	[SEAL]

Name:

Title:

TENANT:

XO COMMUNICATIONS, LLC

By:	[SEAL]

Name:

Its:

C-1

EXHIBIT C-2
DECLARATION BY LANDLORD AND TENANT
AS TO RENT COMMENCEMENT DATE
THIS DECLARATION is hereby attached to and made a part of the Deed of Lease dated February ___, 2007 (the “Lease”) between PRESIDENTS PARK II LLC (“Landlord”) and XO COMMUNICATIONS, LLC (“Tenant”). All terms used in this Declaration have the same meaning as they have in the Lease.
     The Rent Commencement Date is hereby established to be                                          .

LANDLORD:

PRESIDENTS PARK II LLC

By:	[SEAL]

Name:

Title:

TENANT:

XO COMMUNICATIONS, LLC

By:	[SEAL]

Name:

Its:

C-2-1

EXHIBIT D
INSTRUCTIONS FOR PAYMENT OF RENT TO LANDLORD
Mail payments should be sent to:
RPT Presidents Park II LLC
Post Office Box 791390
Baltimore, Maryland 21279-1390
FedEx payments should be sent to:
RPT Presidents Park II LLC
1000 Steward Avenue
Glen Burnie, Maryland 21061
Attention: 791390
Wire Transfer:
RPT Presidents Park II LLC
Sun Trust Bank
Account No. 1000004907340
**Please be advised that all rent payments and/or any other miscellaneous charges are due on the 1st of each month unless otherwise stated in writing.

D-1

EXHIBIT E
EXERCISE FACILITY CONSENT AND WAIVER OF LIABILITY
In order to use the fitness facilities and equipment located at 13865 Sunrise Valley Drive, Herndon, Virginia 22071 (the “Building”) (including, without limitation, the outside basketball court and outside tennis court constructed on the Land and/or the land adjacent to the Building pursuant to agreements between Landlord and the owners of the land adjacent to the Building), I hereby certify, covenant, and agree as follows:
     1. I am in good physical condition and able to use the facilities and equipment and to participate in any and all exercise and fitness activities available or to be available. I have a reasonable basis for this opinion due to examination and/or consultation with my physician. I fully recognize that I am responsible for knowledge of my own state of health at all times.
     2. I will do all exercise and participate in all activities at my own pace and at my own risk. I will use good judgment while exercising, will not overexert, and will follow any instructions concerning exercise procedures. If I have any questions regarding my workout, I will consult a trained professional.
     3. I acknowledge that the fitness facility is unstaffed. I understand and acknowledge that neither the owner of the Building (“Owner), nor the property management company (“Manager”), nor any of their agents, advisors or employees, represents that its employees, personnel or agents have expertise in diagnosing, examining or treating medical conditions of any kind of in determining the effect of any specific exercise on such medical condition.
     4. I understand that in participating in one or more exercises or fitness activities at the facility, or in use of the equipment or the facility in any way, there is a possibility of accidental or other physical injury or loss of my personal property. I agree to assume that risk of any such accident or injury or loss of property. I hereby release and discharge Owner and Manager, their respective officers, agents, employees, personnel, partners, directors, shareholders, affiliates and other representatives, and their successors and assigns (collectively, the “Released Parties”), from any and all liability, harm and damage, and waive any and all claims whatsoever, for any injury, accident or loss in connection with my use of or entry into the facility. In addition, I hereby agree to defend, indemnify and hold harmless the Released Parties from any and all costs, claims, liability, harm, damage or expenses resulting from my use of or entry into the facility or the equipment.
     5. I acknowledge that I have received and read a copy of the current Rules and Regulations governing the use of the fitness center (a copy of which is attached hereto). I agree that I will fully comply with all rules and regulations as they are amended from time to time.

Employer Name	Employee Name (Please Print)

Suite Number	Signature

Telephone	Date

Access Key Number:

FITNESS FACILITY RULES AND REGULATIONS
The following Rules and Regulations are intended to make the Fitness Facility (“Facility”) at 13865 Sunrise Valley Drive, Herndon, Virginia 22071, as safe, enjoyable and pleasant as possible for all users of the Facility (“Users”). These Rules are applicable to all Users and may be changed from time to time by PRESIDENTS PARK II LLC, a Delaware limited liability company (“Landlord”), or its managing agent (“Building Manager”), in order to provide for the safe, orderly and enjoyable use of the Facility’s facilities and equipment.
     1. Use. Users shall use the Fitness Facility and related equipment solely for weight and cardiovascular training on the equipment provided and shall use the Court Facilities solely for playing basketball and tennis, as applicable. Users shall not misuse or use the facilities and related equipment in any manner which will damage the same. Users shall not install, nor tamper with or remove, any equipment in the Facility. No person may use the Facility unless he or she has signed a Waiver of Liability. This Facility is open to tenants only. Guests are not authorized to use the Facility and users shall not grant access to the Facility, nor permit the Facility to be used, by any unauthorized persons. Any User that provides an unauthorized person with access to the Facility will be prohibited from using the Facility. Each User acknowledges that he or she shall exercise caution when using the Facility, that the Facility is unstaffed, and that no security is provided by Landlord. Any suspicious activity should be reported to the Building Manager.
     2. Hours of Operation. The Facility is open twenty-four hours per day, seven days per week, except for legal holidays. However, in order to accommodate thorough cleaning of the Facility, access to certain areas of the Facility may be limited during cleaning hours, which are currently from 6 p.m. to 9 p.m., Monday through Friday. The Facility will not be open for use on legal public holidays. The Facility may be closed, and its hours of operation modified from time-to-time, at Landlord’s sole discretion. Tenants will be notified at least 24 hours in advance of any closing, unless such closing is due to emergency.
     3. Clothing. The minimum attire at the facility shall be gym shorts, tee shirts, socks and tennis shoes. Any conventional exercise attire is permissible, including leotards and tights, warm-up suits, etc. Sneakers, tennis shoes, or similar footwear must be worn at all times. Users of the Facility must wear clean and appropriate attire when in transit to and from the Facility, which may include, but not be limited to, warm-up suits and sweatsuits.
     4. Conduct. Any conduct which unreasonably interferes with the use or enjoyment of Facility or the equipment by others, or disrupts or interferes with the normal, safe, orderly and efficient operation of the Facility or the equipment, is strictly prohibited. Radios, tape recorders or other similar personal audio equipment may not be used without headphones. No Tenant shall make, or permit to be made, any disturbing noises or disturb or interfere with the occupants of the Building or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, tape recorder, loud speaker or other sound system. After a User completes its use of a piece of equipment within the Facility, such User shall wipe that piece of equipment with disinfectant solution provided by the Building Manager. Those in violation of these rules will be subject to immediate expulsion.
     5. Smoking. Smoking of any kind or any other consumption of tobacco products is strictly prohibited in the Facility.

     6. Solicitations and Petitions. Solicitation for the sale of any product or service, or for charitable contributions, and petitions of any kind, are strictly prohibited.
     7. Identification. Upon request by Landlord’s employee or personnel, users must present their key for identification purposes. Neither Landlord or the Building Manager assumes responsibility for lost or stolen keys.
     8. Food and Beverages Prohibited. No food or beverages (other than water or sports drinks in containers with lids) shall be brought to the Facility. All food and other beverages are strictly prohibited.
     9. Notices, Complaints or Suggestions. Users must immediately notify Landlord or Building Manager in the event that they discover any unsafe or hazardous defect or condition relating to the Facility or the equipment, or any more than de minimis breakage, fire, or disorder at the Facility. Complaints or suggestions as to the operation, maintenance, services, or equipment at the Facility should be directed to Building Manager.
     10. Other Facilities. Landlord or Building Manager may prohibit the use of or close the Facility if misused in any way. Landlord and Building Manager take no responsibility for personal possessions left in the Facility. Locks or lockers are permissible, but all articles and locks must be removed when the user leaves the Facility. Landlord and Building Manager reserve the right to remove and dispose of any locks and personal possessions remaining in the Facility when it closes each day. Landlord and Building Manager make no representation or warranty that the use of any locker will protect User’s personal property from damage, loss or theft.
     11. Violation of Rules. Repeated failure or refusal to comply with these Rules and Regulations may result in the loss of privileges.
     12. Maintenance. No member shall leave any litter, trash, debris, or articles of clothing at the Facility. The entry door(s) to the Facility shall be kept closed and locked at all times.
     13. No Representations. User hereby acknowledges that the installation of equipment, devices and/or facilities in or serving the Facility shall in no way be deemed a representation or warranty by Operator regarding the efficacy or safety of the same, nor as an agreement or undertaking by, or obligation of, Operator to protect, indemnify or hold User harmless from any harm of any type or to ensure User’s safety. It is expressly understood and agreed that use of the Facility by User shall be at User’s sole risk.
     14. Card Keys. User hereby agrees to keep any card key and/or locker key provided to User in User’s possession and control at all times until required or requested to surrender the same, and in no event shall User lend or otherwise transfer its card key or locker key to any other person. In the event User shall lose or misplace its card key or locker key, or in the event User’s card key or locker key shall be stolen, User shall immediately notify Landlord and Operator in writing. User further agrees that, in the event either (i) User’s employment with Tenant is terminated for any reason, or (ii) Tenant shall be in default under its lease with Landlord, Operator may immediately de-activate User’s key card and User shall immediately surrender its card key and locker key to Operator. User hereby acknowledges that the card key and locker key are and shall remain the property of Operator, and User agrees to return the same to Operator upon the expiration (or sooner termination) of Tenant’s lease or any earlier date on which Operator is entitled to de-activate said card key. Inoperative (but not de-activated) cards keys will be replaced at no charge, but lost and de-activated card keys will be replaced (or reactivated, as the case may

be) at a cost established by the Operator from time to time. Lost locker keys shall be replaced, and the appropriate locker re-keyed, at a cost established by the Operator from time to time.
     15. Consent. As a condition to the use of the Facility, all Users must sign a Consent and Waiver on Landlord’s current form.

EXHIBIT F
JANITORIAL SPECIFICATIONS
A. Daily
Daily (Monday through Friday, inclusive, Saturdays, Sundays and legal holidays excepted):
1.	Entrance/Lobby Areas
•	Outside entrances and landings will be swept, weather permitting.

•	Glass entrance doors and side panels will be wiped clean inside and outside with window washing solution. Door hardware will be wiped clean of fingerprints and smudges.

•	Entrance door thresholds and kick plates will be polished.

•	Carpet will be thoroughly vacuumed. Carpets will be kept free of tar, gum, etc. Walk off mats will be free of dirt and/or hard surface floors will be damp mopped with clear water and a clean mop.

•	Interior glass will be kept free of dust and smudges.

•	Lobby planters or urns will be dusted.

•	Cigarette urns will be emptied and wiped clean. Sand levels will be maintained.

•	Any trash containers, sand urns emptied and cleaned. Trash removed to designated area, sand replaced as necessary.

•	Areas around entrance will be policed for debris.

•	Vertical surfaces will be dusted.
2.	Kitchens/Snack Areas/Cafeteria
•	Floors will be swept and wet mopped.

•	Carpeted areas will be vacuumed.

•	Counter tops and ledges up to 6 ft. will be wiped clean.

•	Trash containers will be emptied and liners changed as needed.

•	Empty and clean all air pots and coffee brewing containers and return to their brewing stations.
3.	Office Spaces
•	Wastebaskets shall be emptied removing all paper and other materials from sides and bottom. Wastebaskets shall be periodically wiped clean with damp cloth. Plastic liners will be used and changed as required. Only trash in receptacles or near receptacles marked “trash” will be removed.

•	Office furniture, baseboards will be dusted. Desks and surfaces where exposed will be dusted. Metal desks and glass desk-tops will be cleaned with a damp cloth. Cleaners will not disturb working papers on desks and table tops.

•	Windowsills, frames, coat racks, bookshelves, files, tables, lamps and vents will be dusted using a treated cloth. Telephones will be wiped clean including dials and crevices. After chairs have been dusted, they will be returned to original position and not pushed under desks thus avoiding scratching arms of chairs and desks.

•	Carpets in office spaces will be vacuumed paying close attention to corners. Hard to reach spots will be vacuumed using accessory tools. Caution will be given to traffic lanes. Carpets will be inspected for spots and stains and spot cleaned.

•	Door handles will be wiped clean of fingerprints when cleaning personnel exit tenant spaces.

•	Buff tile floor as needed to maintain shine.
4.	Restrooms
•	Restrooms, showers and lockers spaces will be maintained in a neat and clean condition at all times.

•	Tile floors of restrooms will be swept clean and damp mopped with disinfectant solution. Floors around urinals, toilets, and under soap dispensers will be given special attention.

•	Toilets, sinks and urinals will be washed with a disinfectant solution. Toilet seats will be washed on both sides and at base. No rust or encrustations shall be left on inner rim of toilets. Toilet brushes will be used paying close attention to flush holes and passage traps.

•	Counter tops will be wiped clean. No watermarks will remain.

•	Mirrors, dispensers and other fixtures will be wiped clean. Stainless steel accessories will be wiped clean with stainless steel cleaner.

•	Trash receptacles will be emptied and trash removed to designated areas. Plastic liners will be used and changed as required.

•	Supplies such as toilet tissue, hand towels and hand soap will be monitored daily to ensure that supplies do not run low during regular working hours. The contractor will supply supplies for restrooms.

•	Restroom floors will be cleaned using a cleaner-disinfectant chemical to combat bacteria and maintain an overall level of cleanliness.
5.	Fitness Center/Locker Rooms
•	Carpeted areas will be thoroughly vacuumed.

•	Dust all exercise equipment, hanging fixtures, and fire extinguishers.

•	Baseboards will be dusted.

•	Areas around door handles and doorframes will be wiped clean.

•	Windowsills will be dusted.

•	Trash containers will be emptied and liners replaced.

•	Locker room floors shall be thoroughly vacuumed and damp mopped with a germicidal solution.

•	Mirrors shall be wiped clean.

•	Furnishings shall be dusted.

•	Showers and exercise equipment shall be cleaned with disinfectant solution.
6.	Stairways/Landings
•	Carpeted stairways will be vacuumed using accessory tools for hard to reach spots. Baseboards will be dusted.

•	Hard floor stairways will be swept twice weekly and mopped not less than twice per month.

•	Handrails will be wiped clean.

•	Landings will be vacuumed including baseboards
7.	Hallways/Corridors
•	All common corridors will be vacuumed.

•	Air vents and baseboards will be dusted.

•	Hanging wall fixtures such as fire extinguishers will be dusted.

•	All surfaces below 6 ft will be wiped clean of dust and dirt.

•	Vertical surfaces including wood paneling in executive areas will be dusted with a treated cloth.
8.	Drinking Fountains
•	Drinking fountains shall be maintained clean and free of stains and all metal parts shall be shined. Any leaks will be reported to the Building Engineer.
9.	Elevators
•	Stainless steel elevator doors will be wiped clean with stainless steel cleaner.

•	Ceilings will be dusted.

•	Elevator phone cabinets and phones will be wiped clean.

•	Elevator tracks shall be kept free of debris.
10.	Loading Areas
•	Loading areas shall be cleaned and free of trash, debris and foreign matter.

•	Vinyl flooring will be swept/mopped nightly.
11.	Parking Lot/Garage
•	Parking lot and garage area will be policed for debris.

•	Glass doors and windows will be kept clean of smudges.
12.	Dumpsters
•	Areas around dumpster shall be policed for debris.
B. Weekly
1.	Restrooms tile, ceramic floors will be thoroughly cleaned with a mild cleaner with disinfectant to eliminate bacteria and rinsed.

2.	Carpeted areas will be thoroughly vacuumed using accessory tools including baseboards and edge vacuum all carpeted areas.

3.	All resilient/vinyl flooring will be spray buffed using a commercial polishing machine.

4.	High dusting of all areas above 60" from floor.

5.	Cleaners will be on the alert for cobwebs.

6.	Walls, glass, partitions and doors will be wiped clean.

7.	Elevator tracks will be cleaned and polished.

8.	Upholstered office furniture and lobby furniture will be vacuumed.
C. Monthly
1.	Air vents will be dusted and vacuumed when necessary.

2.	Restroom floors will be machined-scrubbed with a neutral cleaner disinfectant. Excess dirt will be picked up with a wet vacuum. Floors will be rinsed with clean water to avoid streaks.

3.	Elevator cab carpets will be shampooed/steam cleaned every two weeks, if present.

4.	Elevator cab hard surface floors will be swept and mopped nightly, if present.
D. Quarterly
1.	Wall surfaces in main lobby and upper lobbies will be kept clean according to manufacturer’s cleaning specifications.

2.	Loading areas shall be cleaned of all debris.

3.	Clean hanging light fixtures.
E. Semi-Annually
1.	Blinds will be thoroughly wiped clean in place.

2.	Strip and wax tile floors and re-coat using a high-gloss slip resistant floor finish to restore shine.

EXHIBIT G
THE SIGN

G-1

G-2

EXHIBIT H-1
Partial Lien Waiver Form
[See, attached.]

H-1

EXHIBIT H-2
Full Lien Waiver Form
[See, attached.]

H-2